THE INFORMATION IN THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED. THIS PRELIMINARY PROSPECTUS SUPPLEMENT IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED.

                                                Filed pursuant to Rule 424(B)(3)
                                                     Registration No. 333-117534
                                                                       333-92388

                 Subject to Completion, Dated October 5, 2004.

           Prospectus Supplement to Prospectus Dated October 5, 2004.

                                2,000,000 Shares

                             ATWOOD OCEANICS, INC.

                                  Common Stock
                             ----------------------

     Atwood Oceanics, Inc. is offering 1,000,000 of the shares to be sold in the offering. The selling shareholder identified in this prospectus supplement is offering an additional 1,000,000 shares. Atwood will not receive any of the proceeds from the sale of the shares being sold by the selling shareholder.

     The common stock is listed on the New York Stock Exchange under the symbol "ATW". The last reported sale price of the common stock on October 4, 2004 was $48.75 per share.

     See "Risk Factors" beginning on page S-8 of this prospectus supplement and page 7 of the accompanying prospectus to read about factors you should consider before buying shares of the common stock.

                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                              Per Share      Total
                                                              ---------      -----
Initial price to public.....................................   $          $
Underwriting discount.......................................   $          $
Proceeds, before expenses, to Atwood Oceanics, Inc. ........   $          $
Proceeds, before expenses, to the selling shareholder.......   $          $

     To the extent that the underwriters sell more than 2,000,000 shares of common stock, the underwriters have the option to purchase up to an additional 300,000 shares from Atwood at the initial price to public, less the underwriting discount.

     The underwriters expect to deliver the shares against payment in New York,
New York on October   , 2004.

                             ----------------------

GOLDMAN, SACHS & CO.                                  CREDIT SUISSE FIRST BOSTON
     JEFFERIES & COMPANY, INC.
                                 RAYMOND JAMES
                                                      STIFEL, NICOLAUS & COMPANY
                                                     INCORPORATED
                             ----------------------

                 Prospectus Supplement dated October   , 2004.

                (PHOTO)                         (PHOTO)
              ATWOOD EAGLE                    ATWOOD HUNTER








                (PHOTO)                         (PHOTO)
             ATWOOD FALCON               ATWOOD SOUTHERN CROSS

                                    SUMMARY

     This summary highlights selected information from this prospectus supplement or the accompanying prospectus and does not contain all of the information you need to consider in making your investment decision. This prospectus supplement and the accompanying prospectus include or incorporate by reference information about this offering, our business and our financial and operating data. We encourage you to read the entire prospectus supplement and the accompanying prospectus carefully, including the "Risk Factors" section and the financial statements and the footnotes to those statements incorporated by reference in this document before making an investment decision. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement or the accompanying prospectus is accurate as of any date other than their respective dates. In this prospectus supplement, "we," "us", "our", and "Atwood" each refers to Atwood Oceanics, Inc. and, unless otherwise stated, our subsidiaries. Unless otherwise specified, all information in this prospectus supplement assumes no exercise of the underwriters' over-allotment option.

                             ATWOOD OCEANICS, INC.

     We are engaged in the international offshore drilling and completion of exploratory and developmental oil and gas wells, and related support, management and consulting services. We are headquartered in Houston, Texas, USA and commenced operations in 1970.

     During our history, we have conducted drilling operations in most of the major offshore exploration areas of the world. Our current worldwide operations are conducted using eight premium offshore mobile drilling units located in four regions -- Southeast Asia, Australia, the Mediterranean Sea and the U.S. Gulf of Mexico. Historically, the majority of our drilling units have operated outside of U.S. waters. Approximately 94%, 94%, and 95% of our contract revenues were derived from foreign operations in the first nine months of fiscal year 2004 and fiscal years 2003 and 2002, respectively. The submersible RICHMOND is our only drilling unit currently working in U.S. waters. We support our operations from our Houston headquarters and affiliated offices in Australia, Malaysia, Indonesia, the United Kingdom and Egypt.

     The table below presents information about our wholly-owned and operating offshore rig fleet as of October 5, 2004:

                                                         WATER DEPTH
        RIG NAME              RIG TYPE      UPGRADED    RATING (FEET)      LOCATION         STATUS
        --------              --------      --------    -------------      --------         ------
ATWOOD EAGLE.............  Semisubmersible  2000/2002       5,000       Australia       Working
ATWOOD HUNTER............  Semisubmersible  1997/2001       5,000       Mediterranean   Working
ATWOOD FALCON............  Semisubmersible  1998            3,700       Malaysia        Working
ATWOOD SOUTHERN CROSS....  Semisubmersible  1997            2,000       Malaysia        Working
SEAHAWK..................  Semisubmersible
                           Tender Assist    1992/1999         600       Malaysia        Working
ATWOOD BEACON............  Jack-up          2003(1)           400(2)    Singapore       Under Repair(2)
VICKSBURG................  Jack-up          1998              300       Thailand        Working
RICHMOND.................  Submersible      2000               70       Gulf of Mexico  Working

---------------
(1) The ATWOOD BEACON was constructed in 2003.

(2) On July 25, 2004, all three of the ATWOOD BEACON'S legs and its derrick were damaged while the rig was being positioned. After initial repairs to the ATWOOD BEACON are completed, it will have a leg length of 489 feet, giving it a nominal water depth rating of 350 feet. That water depth rating is sufficient for the wells we plan for it to drill in the period soon after repairs are completed. During an appropriate period between future contracts, we plan to increase the leg length to 517 feet, giving the rig a nominal water depth rating of 400 feet, as per the original design. See "Recent Development" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     We update and upgrade our fleet and strive to maintain premium, modern equipment. From 1997 to 2003, we spent $340 million on upgrading seven of our active offshore mobile drilling units. The ATWOOD HUNTER and ATWOOD EAGLE were both upgraded to 5,000 foot water depth capability in 2001 and 2002, respectively. The upgrades to both rigs included new 120-bed quarters, new higher capacity cranes, along with upgraded well control, drilling and mud systems and other improvements to the drilling and subsea completion capabilities of the units. In addition, construction of the new $120 million KFELS MOD-V, Enhanced B-Class, jack-up drilling unit, the ATWOOD BEACON, was completed on schedule and the unit commenced operation in early August 2003. This rig is currently under repair. See "Recent Development".

                                  OUR STRATEGY

     As a leading provider of premium quality offshore drilling services to the international oil and gas industry, we seek to maximize shareholder value by executing a strategy that is endorsed by our management and the board of directors. The principal elements of our strategy are to:

     - FOCUS ON ATTRACTIVE INTERNATIONAL MARKETS. We expect to continue to focus our operations in international markets, which have historically been more stable than the U.S. Gulf of Mexico and have recently experienced improving activity levels from major international, national and large independent exploration and production companies. Although currently focused in Southeast Asia, Australia, the Mediterranean Sea and the U.S. Gulf of Mexico, our fleet is capable of mobilizing quickly to take advantage of attractive opportunities in other regions. We believe that concentrating our operations in international markets provides us with prospects for attractive contracts and returns over the long-term.

     - CULTIVATE STRONG CLIENT RELATIONSHIPS. We seek to be a preferred provider of offshore drilling and completion services to our clients. Contracts with major international, national and large independent exploration and production companies constitute the majority of our business. We continually monitor our clients' current and future needs with the goal of consistently achieving above-market returns from our existing fleet and recognizing future opportunities to capitalize on our strengths.

     - PROVIDE QUALITY SERVICES THROUGH A FOCUS ON SAFETY. Safety is a priority in every facet of our operations, and our customers are increasingly making their service decisions with safety performance as a key factor. We have safety standards and procedures and a regular training program in place that go beyond compliance with laws and regulations and reflect our commitment to provide the safest possible operating environment. We believe that our intense focus in this area allows us to maintain a high level of safety that not only benefits our customers and employees, but also enhances our reputation and relationships with our clients.

     - OPTIMIZE MIX OF LONG-TERM AND SHORT-TERM CONTRACTS IN OUR PORTFOLIO. We actively manage our portfolio of customer contracts by entering into both long-term and short-term contracts, thus enabling us to benefit from changes in the cyclical nature of our business. When dayrates approach higher levels that we believe provide favorable returns, we seek to obtain longer-term contracts, which provide us with more predictable cash flow. When dayrates approach lower levels, we seek shorter-term contracts, so we are well positioned to benefit from increasing dayrates in favorable market cycles. This strategy has allowed us to average a 90% fleet utilization over the last ten fiscal years. We believe that this strategy will allow us to maintain high fleet utilization levels and strong financial performance in down cycles, while taking advantage of improving markets and dayrates during up cycles.

     - CONTINUE TO OPPORTUNISTICALLY EXPAND OUR FLEET. In the past, we have expanded our fleet through upgrades, new construction and acquisitions. We plan to opportunistically expand our fleet through upgrades and the construction of new rigs as market conditions warrant. We may also seek to acquire additional drilling assets that complement our fleet and provide us with immediate contract opportunities.

                           OUR COMPETITIVE STRENGTHS

     We believe the following strengths are central to the successful execution of our strategy:

     - PREMIUM, MODERN FLEET. We provide premium, modern equipment for our offshore drilling and completion business. Our fleet consists of three key rig types, each with unique operating capabilities: semisubmersibles capable of operating in up to 5,000 feet of water, bottom-supported units (jack-ups and a submersible) and a semisubmersible tender-assist unit. From fiscal year 1997 to 2003, we invested $340 million in upgrading seven of our existing owned units and $120 million constructing a new ultra-premium jack-up. This major upgrade and new construction program was completed on time and on budget. We expect that this significant investment will allow us to pursue selective, higher-return opportunities. We have also purchased a semisubmersible hull for future tender-assist opportunities when an upgrade could be supported by a contract with acceptable returns.

     - FINANCIAL FLEXIBILITY TO TAKE ADVANTAGE OF GROWTH OPPORTUNITIES. We believe our premium, modern fleet will enable us to generate strong cash flow to pay down debt and enhance flexibility to grow our business. Following the offering, we believe we will be positioned to invest further capital into additional growth opportunities as they may arise. Pro forma for the offering, we expect to have approximately $90 million of available borrowing capacity under the revolving portion of our credit facility and approximately $15 million of cash for total liquidity of $105 million.

     - EXTENSIVE INTERNATIONAL EXPERIENCE AND SIGNIFICANT PRESENCE IN TARGET MARKETS. Since 1970, we have continually operated in international markets. During that time, we have worked in many of the world's primary offshore oil and gas producing areas, including Southeast Asia, Australia, the Far East, the Mediterranean Sea, the Arabian Gulf, the Red Sea, India, Papua New Guinea, East and West Africa, China, South America, and the U.S. Gulf of Mexico. Our focus on providing services to our customers in various geographic regions reduces our dependence on any one geographic market. Our current areas of operations -- Southeast Asia, Australia, the Mediterranean Sea and the U.S. Gulf of Mexico -- provide attractive opportunities for our existing rigs positioned in these areas. In addition, we have demonstrated that we are able to efficiently mobilize our fleet to target other attractive international opportunities.

     - HIGH UTILIZATION AND SUBSTANTIAL EARNINGS LEVERAGE TO IMPROVING DAYRATES. We have been able to maintain high utilization throughout industry cycles, averaging approximately 90% utilization over the last ten fiscal years. Because our cost structure is largely fixed, we have substantial earnings leverage to increases in dayrates due to our fleet size. Based on the current number of shares outstanding prior to this offering, we estimate that full year earnings and cash flow per share would increase by approximately $0.13 per share for every $1,000 dayrate increase across our fleet.

     - EXPERIENCED MANAGEMENT WITH A COMMITMENT TO SAFETY AND QUALITY. Our executive officers have an average of over 25 years experience with us, and our operations managers have served an average of over 15 years with us. Both management and our multinational rig crews complete extensive training and development programs in order for us to meet our clients' needs and provide safe, quality services. Our track record for safety performance surpasses industry norms based upon data compiled by the International Association of Drilling Contractors. Our employees have frequently achieved client and industry recognition for their superior safety, operational and technical performance, as well as for technical innovation. We believe this commitment to safety and quality is key to maintaining client relationships.

                               RECENT DEVELOPMENT

     On July 25, 2004, the ATWOOD BEACON incurred damage to all three legs and the derrick while positioning for its next well offshore Indonesia. All personnel were evacuated from the rig with no injuries and there were no environmental consequences. We have transported the rig and its legs to the builder's shipyard in Singapore for inspections and repairs. Presently, we expect repairs to be completed in January 2005.

     After repairs are completed, the rig will have a leg length of 489 feet, giving it a nominal water depth rating of 350 feet. That water depth rating is sufficient for the wells we plan for it to drill in the period soon after repairs are completed. During an appropriate period between future contracts, we plan to increase the leg length to 517 feet, giving the rig a nominal water depth rating of 400 feet, as per the original design.

     We have insurance to cover the cost of repairs in excess of a $1 million deductible. The contract for the rig had approximately 60 days remaining in its term. As a result of the damage to the rig, the contract terminated effective July 28, 2004. We have loss of hire insurance coverage of $70,000 per day up to 180 days, which begins after a 30-day waiting period commencing July 28, 2004. We expect repairs to the ATWOOD BEACON to be completed within the 180 day coverage period. The rig has been awarded a contract in Vietnam, which is to commence between January 15 and April 15, 2005. Based on our current schedule of repairs, we believe the ATWOOD BEACON will be ready to begin operations under the contract by the end of January 2005. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

                                  THE OFFERING

Common stock offered by
Atwood........................   1,000,000 shares

Common stock offered by the
selling shareholder...........   1,000,000 shares

Total shares of common stock
offered.......................   2,000,000 shares

Shares of common stock
outstanding after the
offering......................   14,871,951 shares(a)

Use of proceeds...............   We estimate that our net proceeds from this
                                 offering will be approximately $45.8 million.
                                 We intend to use the net proceeds to repay a portion of the outstanding indebtedness under the revolving portion of our existing credit facility, and pending repayment, our net proceeds will be invested in short-term investment grade securities.

                                 We will not receive any of the proceeds from the sale of common stock by the selling shareholder.

New York Stock Exchange
Symbol........................   ATW
---------------
(a) The number of shares of common stock outstanding after the offering excludes up to 1,683,300 shares reserved for issuance under our employee incentive equity plans, pursuant to which options to purchase 984,675 shares at a weighted average exercise price of $30.92 per share are outstanding as of October 4, 2004.

                        SUMMARY FINANCIAL AND OTHER DATA

     Our historical financial data included in the table below as of and for the year ended September 30, 2001 is derived from our consolidated financial statements audited by Arthur Andersen LLP, independent public accountants, which has ceased operations. See "Experts". The historical financial data included in the table below as of and for the years ended September 30, 2002 and 2003, is derived from our consolidated financial statements audited by PricewaterhouseCoopers, LLP, independent registered public accounting firm. The historical financial data presented in the table below for and as of the end of each of the nine month periods ended June 30, 2003 and 2004 is derived from our unaudited consolidated condensed financial statements. In our opinion, such unaudited consolidated condensed financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The results for the nine months ended June 30, 2004 are not necessarily indicative of the results to be achieved for the full year.

     The data below should be read in conjunction with our consolidated financial statements, including the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included or incorporated by reference in this prospectus supplement.

                                                                        NINE MONTHS ENDED
                                        YEARS ENDED SEPTEMBER 30,           JUNE 30,
                                      ------------------------------   -------------------
                                        2001       2002       2003       2003       2004
                                        ----       ----       ----       ----       ----
                                                                           (UNAUDITED)
                                      (IN THOUSANDS, EXCEPT FOR PER SHARE AND FLEET DATA)
STATEMENTS OF OPERATIONS DATA:
  Contract revenues.................  $147,541   $149,157   $144,765   $106,761   $120,521
  Contract drilling costs...........   (70,014)   (75,088)   (98,500)   (71,094)   (70,519)
  General and administrative
     expenses.......................    (9,250)   (10,080)   (14,015)    (8,822)    (8,683)
  Depreciation......................   (25,579)   (23,882)   (25,758)   (18,025)   (23,587)
                                      --------   --------   --------   --------   --------
     Operating income...............    42,698     40,107      6,492      8,820     17,732
  Interest expense, net.............    (1,577)    (1,330)    (4,856)    (2,811)    (6,972)
  Tax provision.....................   (13,775)   (10,492)   (14,438)    (4,554)    (6,517)
                                      --------   --------   --------   --------   --------
     Net income (loss)..............  $ 27,346   $ 28,285   $(12,802)  $  1,455   $  4,243
                                      ========   ========   ========   ========   ========
PER SHARE DATA:
  Earnings (loss) per common share:
     Basic..........................  $   1.98   $   2.04   $  (0.92)  $   0.11   $   0.31
     Diluted........................      1.96       2.02      (0.92)      0.10       0.30
  Average common shares outstanding:
     Basic..........................    13,828     13,839     13,846     13,846     13,858
     Diluted........................    13,978     13,994     13,846     13,903     13,999
OTHER FINANCIAL DATA:
  Net cash provided by operating
     activities.....................  $ 62,356   $ 43,442   $ 13,674   $  6,101   $ 17,775
  Net cash used by investing
     activities.....................   (83,619)   (88,055)  (100,711)   (86,909)    (3,714)
  Net cash provided (used) by
     financing activities...........    14,144     59,647     80,933     66,703    (18,104)
  Capital expenditures..............   107,778     89,416    101,819     87,371      3,729
FLEET DATA:
  Number of rigs owned or managed,
     at end of period...............        11         10         11         10         11
  Utilization rate for in-service
     rigs(1)........................        83%        86%        92%        94%        94%

---------------

(1) Excludes managed rigs, the SEASCOUT, and contractual downtime for rigs upgraded.

                                       AT SEPTEMBER 30,               AT JUNE 30, 2004
                                ------------------------------   ---------------------------
                                  2001       2002       2003     HISTORICAL   AS ADJUSTED(1)
                                  ----       ----       ----     ----------   --------------
                                                                         (UNAUDITED)
                                                       (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...  $ 12,621   $ 27,655   $ 21,551    $ 17,508      $  17,508
  Working capital.............    25,057     43,735     26,063      22,608         22,608
  Net property and
     equipment................   306,254    368,397    443,102     423,229        423,229
  Total assets................   353,878    445,238    522,674     497,647        497,647
  Total long-term debt,
     including current
     portion..................    60,000    115,000    205,000     187,000        141,200
  Shareholders' equity........   247,636    276,133    263,467     267,998        313,798

---------------

(1) Assumes the offering and application of proceeds therefrom had taken place on June 30, 2004.

                                  RISK FACTORS

     YOU SHOULD CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS OTHER INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT, THE ACCOMPANYING PROSPECTUS AND THE DOCUMENTS WE HAVE INCORPORATED HEREIN BY REFERENCE BEFORE DECIDING TO INVEST IN OUR COMMON STOCK.

WE ARE SUBJECT TO OPERATING RISKS SUCH AS BLOWOUTS AND WELL FIRES THAT COULD RESULT IN ENVIRONMENTAL DAMAGE, PROPERTY LOSS, AND PERSONAL INJURY OR DEATH.

     Our drilling operations are subject to many hazards that could increase the likelihood of accidents. Accidents can result in:

     - costly delays or cancellations of drilling operations;

     - serious damage to, or destruction of, equipment;

     - personal injury or death;

     - significant impairment of producing wells or underground geological formations; and

     - major environmental damage.

     Our offshore drilling operations are also subject to marine hazards, either at offshore sites or while drilling equipment is under tow, such as vessel capsizings, collisions or groundings. In addition, raising and lowering jack-up rigs and offshore drilling platforms whose three legs independently penetrate the ocean floor, flooding semisubmersible ballast tanks to help fix the floating drilling unit over the well site and drilling into high-pressure formations are complex, hazardous activities and we can encounter problems.

     We have had accidents in the past demonstrating some of the hazards described above, including the recent ATWOOD BEACON incident. See "Recent Development". Because of the ongoing hazards associated with our operations:

     - we may experience a higher number of accidents in the future than expected;

     - our insurance coverage may prove inadequate to cover losses that are greater than anticipated;

     - our insurance deductibles may increase; or

     - our insurance premiums may increase to the point where maintaining our current level of coverage is prohibitively expensive.

     Any similar events could yield future operating losses and have a significant adverse impact on our business.

OUR RESULTS OF OPERATIONS WILL BE ADVERSELY AFFECTED IF WE ARE UNABLE TO SECURE CONTRACTS FOR OUR DRILLING RIGS ON ECONOMICALLY FAVORABLE TERMS.

     The drilling markets in which we compete frequently experience significant fluctuations in the demand for drilling services, as measured by the level of exploration and development expenditures, and the supply of capable drilling equipment. In response to fluctuating market conditions, we can, as we have done in the past, relocate drilling rigs from one geographic area to another, but only when such moves are economically justified. If demand for our rigs declines, rig utilization and dayrates are generally adversely affected.

WE EXPECT OUR MANAGEMENT TO BE ABLE TO ISSUE ITS REPORT ON THE EFFECTIVENESS OF OUR INTERNAL CONTROLS IN A TIMELY FASHION. HOWEVER, OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM MAY NOT BE ABLE TO ISSUE AN ATTESTATION REPORT ON MANAGEMENT'S ASSESSMENT.

     Beginning with our report for the year ending September 30, 2005, Section 404 of the Sarbanes-Oxley Act of 2002 will require us to include an internal control report of management with our annual report on Form 10-K, which is to include management's assessment of the effectiveness of our internal controls over financial reporting as of the end of the fiscal year. That report will also be required to include a statement that our independent registered public accounting firm has issued an attestation report on management's assessment of our internal controls over financial reporting.

     In order to achieve compliance with Section 404 within the prescribed period, management has engaged outside consultants and adopted a detailed project work plan to assess the adequacy of our internal controls over financial reporting, remediate any control weaknesses that may be identified, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal controls over financial reporting. We expect that management will be able to issue its report when due. However, we can give no assurance that our independent registered public accounting firm will be able to issue an attestation report on management's assessment.

ANTI-TAKEOVER PROVISIONS IN OUR ARTICLES OF INCORPORATION, BYLAWS AND RIGHTS PLAN COULD MAKE IT DIFFICULT FOR HOLDERS OF OUR COMMON STOCK TO RECEIVE A PREMIUM FOR THEIR SHARES UPON A CHANGE OF CONTROL.

     Holders of the common stock of acquisition targets often receive a premium for their shares upon a change of control. Texas law and the following provisions, among others, of our articles of incorporation, bylaws and rights plan could have the effect of delaying or preventing a change of control and could prevent holders of our common stock from receiving such a premium:

     - We are subject to a provision of Texas corporate law that prohibits us from engaging in a business combination with any shareholder for three years from the date that person became an affiliated shareholder by beneficially owning 20% or more of our outstanding common stock, unless specified conditions are met.

     - Special meetings of shareholders may not be called by anyone other than our board of directors, its chairman, president, or the holders of at least one-tenth of all shares entitled to vote at the meeting.

     - Our board of directors has the authority to issue up to 1,000,000 shares of "blank-check" preferred stock and to determine the voting rights and other privileges of these shares without any vote or action by our shareholders.

     - We have issued "poison pill" rights to purchase Series A Junior Participating Preferred Stock under our rights plan, whereby the ownership of our shares by a potential acquirer can be significantly diluted by the sale at a significant discount of additional shares of our common stock to all other shareholders, which could discourage unsolicited acquisition proposals.

                                USE OF PROCEEDS

     We estimate that the net proceeds from the sale of our common stock by us will be approximately $45.8 million, after deducting underwriting discounts and commissions and our estimated offering expenses. If the underwriters fully exercise their over-allotment option, the net proceeds to us will be approximately $59.6 million. For the purpose of estimating the net proceeds, we are assuming that the offering price will be $48.75 per share (the last sale price of our common stock as reported by the New York Stock Exchange on October 4, 2004). We expect to use the net proceeds to us from this offering to repay a portion of the $181 million currently outstanding under our credit facility. Funds borrowed under our credit facility were used to pay for a portion of the costs of our upgrade program and construction of the ATWOOD BEACON. Our credit facility matures April 1, 2008 and our current interest rate is approximately 4% per year. Amounts repaid under this facility will be applied to the revolving portion of our credit facility and may be subsequently reborrowed for other corporate or working capital purposes. Pending application of the net proceeds, we will invest the proceeds in short-term investment grade securities. We will not receive any of the net proceeds from the sale of shares of common stock by the selling shareholder.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock is traded on the New York Stock Exchange under the symbol "ATW." The table below provides the quarterly high and low sales prices for our common stock for the periods indicated.

                                                                PRICE RANGE
                                                              ---------------
                                                               HIGH     LOW
                                                               ----     ---
FISCAL YEAR 2002
First Quarter...............................................  $35.99   $24.23
Second Quarter..............................................   47.14    29.81
Third Quarter...............................................   50.32    37.50
Fourth Quarter..............................................   37.72    27.49
FISCAL YEAR 2003
First Quarter...............................................  $32.96   $24.39
Second Quarter..............................................   31.10    24.45
Third Quarter...............................................   30.30    24.81
Fourth Quarter..............................................   28.20    23.06
FISCAL YEAR 2004
First Quarter...............................................  $33.69   $23.30
Second Quarter..............................................   40.27    31.53
Third Quarter...............................................   42.90    33.64
Fourth Quarter..............................................   48.75    36.48

     On October 4, 2004, the last reported sales price of our common stock on the New York Stock Exchange was $48.75 per share. As of October 4, 2004, and before the issuance of shares pursuant to this prospectus supplement, we had 13,871,951 shares of common stock outstanding. As of October 4, 2004, there were approximately 100 holders of record of our common stock with approximately 750 beneficial owners of our common stock.

     We have never declared or paid any cash dividends to our shareholders and do not plan to pay any cash dividends in the foreseeable future. We currently intend to retain our earnings for use in the operation and expansion of our business. Furthermore, our credit facility restricts the payment of dividends. Any future determination as to the declaration and payment of dividends will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, results of operations, contractural restrictions, capital requirements, business prospects and other factors that our board of directors considers relevant.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 2004, and as adjusted to give effect to the issuance of the common stock we are selling in this offering and the application of the net proceeds received by us from this offering.

     This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources," our consolidated financial statements and related notes incorporated by reference to this prospectus supplement and other financial information included elsewhere in this prospectus supplement.

                                                                 AS OF JUNE 30, 2004
                                                              -------------------------
                                                               ACTUAL    AS ADJUSTED(3)
                                                               ------    --------------
                                                              (IN THOUSANDS, EXCEPT FOR
                                                                     SHARE DATA)
Cash and cash equivalents...................................  $ 17,508      $ 17,508
                                                              ========      ========
LONG-TERM DEBT, INCLUDING CURRENT PORTION(1)................  $187,000      $141,200
                                                              ========      ========
SHAREHOLDERS' EQUITY:
Common stock, par value $1.00 per share, 20,000,000 shares
  authorized; 13,866,201 shares issued and outstanding,
  actual; 14,866,201 shares issued and outstanding, pro
  forma as adjusted for this offering(2)....................  $ 13,866      $ 14,866
Additional paid-in capital..................................    57,677       102,477
Retained earnings...........................................   196,455       196,455
                                                              --------      --------
Total shareholders' equity..................................  $267,998      $313,798
                                                              --------      --------
Total capitalization........................................  $454,998      $454,998
                                                              ========      ========

---------------

(1) At September 30, 2004, our long-term debt consisted solely of credit facility borrowings. Our borrowings under the revolving portion of our credit facility were approximately $55 million and approximately $126 million under the term portion of our credit facility.

(2) Excludes an aggregate of 1,683,300 shares of common stock reserved for issuance under our employee incentive equity plans, pursuant to which options to purchase 984,675 shares at a weighted average exercise price of $30.92 per share are outstanding as of October 4, 2004.

(3) As adjusted amounts are presented assuming that the net proceeds from the offering total $45.8 million (net of expenses), assuming a public offering price of $48.75 per share, and excluding the underwriters' over-allotment option. Further, it is assumed that the net proceeds will be used to repay a portion of the approximately $55 million currently borrowed under the revolving portion of our credit facility.

                            SELECTED FINANCIAL DATA

     Our historical financial data included in the table below as of and for the years ended September 30, 2001, 2000, and 1999 is derived from our consolidated financial statements audited by Arthur Andersen LLP, independent public accountants, which has ceased operations. See "Experts". The historical financial data included in the table below as of and for the years ended September 30, 2002 and 2003, is derived from our consolidated financial statements audited by PricewaterhouseCoopers, LLP, independent registered public accounting firm. The historical financial data presented in the table below for and at the end of each of the nine month periods ended June 30, 2003 and 2004 is derived from our unaudited consolidated condensed financial statements. In our opinion, such unaudited consolidated condensed financial statements include all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the financial data for such periods. The results for the nine months ended June 30, 2004 are not necessarily indicative of the results to be achieved for the full year.

     The data below should be read in conjunction with our consolidated financial statements, including the notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included or incorporated by reference in this prospectus supplement.

                                                                                              NINE MONTHS ENDED
                                                   YEARS ENDED SEPTEMBER 30,                      JUNE 30,
                                      ----------------------------------------------------   -------------------
                                        1999       2000       2001       2002       2003       2003       2004
                                        ----       ----       ----       ----       ----       ----       ----
                                                                                                 (UNAUDITED)
                                                   (IN THOUSANDS, EXCEPT FOR SHARE AND FLEET DATA)
STATEMENTS OF OPERATIONS DATA:
  Contract revenues.................  $152,850   $135,973   $147,541   $149,157   $144,765   $106,761   $120,521
  Contract drilling costs...........   (73,196)   (60,709)   (70,014)   (75,088)   (98,500)   (71,094)   (70,519)
  General and administrative
    expenses........................    (7,519)    (8,449)    (9,250)   (10,080)   (14,015)    (8,822)    (8,683)
  Depreciation......................   (23,904)   (29,624)   (25,579)   (23,882)   (25,758)   (18,025)   (23,587)
                                      --------   --------   --------   --------   --------   --------   --------
    Operating income................    48,231     37,191     42,698     40,107      6,492      8,820     17,732
  Interest expense, net.............    (1,724)    (1,293)    (1,577)    (1,330)    (4,856)    (2,811)    (6,972)
  Tax provision.....................   (18,787)   (12,750)   (13,775)   (10,492)   (14,438)    (4,554)    (6,517)
                                      --------   --------   --------   --------   --------   --------   --------
    Net income (loss)...............  $ 27,720   $ 23,148   $ 27,346   $ 28,285   $(12,802)  $  1,455   $  4,243
                                      ========   ========   ========   ========   ========   ========   ========
PER SHARE DATA:
  Earnings (loss) per common share:
    Basic...........................  $   2.03   $   1.68   $   1.98   $   2.04   $  (0.92)  $   0.11   $   0.31
    Diluted.........................      2.01       1.66       1.96       2.02      (0.92)      0.10       0.30
  Average common shares outstanding:
    Basic...........................    13,649     13,763     13,828     13,839     13,846     13,846     13,858
    Diluted.........................    13,791     13,916     13,978     13,994     13,846     13,903     13,999
OTHER FINANCIAL DATA:
  Capital expenditures..............  $ 38,760   $ 34,841   $107,778   $ 89,416   $101,819   $ 87,371   $  3,729
FLEET DATA:
  Number of rigs owned or managed,
    at end of period................        11         11         11         10         11         10         11
  Utilization rate for in-service
    rigs(1).........................        77%        71%        83%        86%        92%        94%        94%

---------------

(1) Excludes managed rigs, the SEASCOUT and contractual downtime for rigs upgraded.

                                                                 AT SEPTEMBER 30,
                                               ----------------------------------------------------   AT JUNE 30,
                                                 1999       2000       2001       2002       2003        2004
                                                 ----       ----       ----       ----       ----     -----------
                                                                                                      (UNAUDITED)
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents..................  $ 43,041   $ 42,661   $ 12,621   $ 27,655   $ 21,551    $ 17,508
  Working capital............................    31,519     47,433     25,057     43,735     26,063      22,608
  Net property and equipment.................   218,914    224,107    306,254    368,397    443,102     423,229
  Total assets...............................   293,604    313,251    353,878    445,238    522,674     497,647
  Total long-term debt.......................    54,000     46,000     60,000    115,000    205,000     187,000
  Shareholders' equity.......................   192,229    218,205    247,636    276,133    263,467     267,998

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OUTLOOK

     The current worldwide utilization of offshore drilling units is approximately 83%. For the first time since we commenced our upgrade program in 1997, all eight of our active premium offshore mobile drilling units had 100% contract commitments during the quarter ended June 30, 2004, with all units except the ATWOOD EAGLE and ATWOOD FALCON having 100% revenue days for the quarter. The ATWOOD EAGLE had six zero rate days during the quarter due to certain equipment repairs. The ATWOOD FALCON had no rate days while it was being mobilized the last week of the quarter. Our rig utilization for the nine months ended June 30, 2004 was approximately 94%. The utilization of jack-up drilling units (current worldwide utilization of approximately 88%) continues as the strongest sector of the market, and semisubmersible utilization (current worldwide utilization of approximately 80%) remains the weakest sector. For the first nine months of fiscal year 2004, our two jack-up drilling units were fully utilized, while our four semisubmersible drilling units had a combined 90% utilization rate. The operating results for the quarter ended June 30, 2004 were our best since the quarter ended September 30, 2002.

     On July 25, 2004, the ATWOOD BEACON incurred damage to all three legs and the derrick while positioning for its next well offshore Indonesia. All personnel were evacuated from the rig with no injuries and there were no environmental consequences. We have transported the rig and its legs to the builder's shipyard in Singapore for inspections and repairs. Presently, we expect repairs to be completed in January 2005.

     We have insurance to cover the cost of repairs in excess of a $1 million deductible. The contract for the rig had approximately 60 days remaining in its term. As a result of the damage to the rig, the contract terminated effective July 28, 2004. We have loss of hire insurance coverage of $70,000 per day up to 180 days, which begins after a 30-day waiting period commencing July 28, 2004. We expect repairs to the ATWOOD BEACON to be completed within the 180 day coverage period. The rig has been awarded a contract in Vietnam which is to commence between January 15 and April 15, 2005. Based on our current schedule of repairs, we believe the ATWOOD BEACON will be ready to begin operations under the contract by the end of January 2005.

     During the quarter ended June 30, 2004, the ATWOOD FALCON completed its drilling program in Japan, relocated and completed a short drilling program in China. During the last week of June 2004, the rig commenced mobilizing to its next contract location, which normally takes approximately 12 days to complete; however, the rig stopped at a shipyard in the Philippines to undergo some planned maintenance and upgrade of its quarters. This shipyard work has subsequently been completed with the rig relocated to Malaysia, where it has commenced its next drilling program.

     We expect that the ATWOOD HUNTER, ATWOOD EAGLE, VICKSBURG, RICHMOND, ATWOOD SOUTHERN CROSS and SEAHAWK will be fully utilized during the fourth quarter of fiscal year 2004. The ATWOOD SOUTHERN CROSS has been awarded a contract to drill two firm wells plus an option to drill one additional well offshore Myanmar. It currently has contract commitments into October 2004. Immediately upon the rig completing its current contract commitment, it will commence its next drilling program offshore Myanmar.

     With the ATWOOD BEACON incident and the ATWOOD FALCON having no revenues for the entire month of July due to its quarters upgrade and planned maintenance and mobilization to Malaysia, we expect earnings for the fourth quarter of fiscal year 2004 to decline from the results in the third quarter of fiscal year 2004. Despite the decline in earnings in the fourth quarter of fiscal year 2004, we remain optimistic about the longer-term outlook and fundamentals of the offshore drilling market, and believe that we are well-positioned for increased earnings and cash flows.

RESULTS OF OPERATIONS

THREE AND NINE MONTH PERIODS ENDED JUNE 30, 2004 VERSUS SAME PERIODS IN FISCAL YEAR 2003

     Contract revenues for the three months and nine months ended June 30, 2004, increased 16% and 13%, respectively, compared to the three months and nine months ended June 30, 2003. A comparative analysis of contract revenues is as follows:

                                                CONTRACT REVENUES
                              -----------------------------------------------------
                                 THREE MONTHS ENDED          NINE MONTHS ENDED
                                      JUNE 30,                    JUNE 30,
                              ------------------------   --------------------------
                              2004    2003    VARIANCE    2004     2003    VARIANCE
                              ----    ----    --------    ----     ----    --------
                                                  (IN MILLIONS)
ATWOOD BEACON...............  $ 6.1   $  --    $ 6.1     $ 15.2   $   --    $15.2
ATWOOD EAGLE................   11.9     7.7      4.2       19.9     10.6      9.3
ATWOOD HUNTER...............    5.6     4.8      0.8       14.1     14.8     (0.7)
RICHMOND....................    2.4     2.2      0.2        6.9      6.3      0.6
VICKSBURG...................    6.0     6.3     (0.3)      18.2     18.6     (0.4)
SEAHAWK.....................    4.6     5.9     (1.3)      14.0     16.9     (2.9)
ATWOOD SOUTHERN CROSS.......    3.5     4.9     (1.4)       9.1     12.8     (3.7)
ATWOOD FALCON...............    7.8     9.6     (1.8)      21.6     25.4     (3.8)
OTHER.......................    0.5     0.4      0.1        1.5      1.4      0.1
                              -----   -----    -----     ------   ------    -----
                              $48.4   $41.8    $ 6.6     $120.5   $106.8    $13.7
                              =====   =====    =====     ======   ======    =====

     The ATWOOD BEACON was under construction during the three month and nine month periods of fiscal year 2003 and thus, generated no revenue compared to being fully utilized during fiscal year 2004. The increase in revenue for the ATWOOD EAGLE during the current quarter was due to a higher average dayrate ($110,000 versus $85,000 during the prior fiscal year quarter) and to an increase in amortization of mobilization revenue from $700,000 in the prior fiscal year to $2.7 million in the current quarter. The year-to-date increase in revenue for the ATWOOD EAGLE also includes higher utilization during fiscal year 2004 compared to fiscal year 2003 due to the rig being upgraded and then subsequently relocated to West Africa in fiscal year 2003. The ATWOOD HUNTER was fully utilized during the second quarter of both fiscal years. However, the average dayrate was approximately $62,000 for the second quarter of fiscal year 2004 compared to approximately $53,000 for the same quarter of the prior fiscal year. The decrease in revenue for the ATWOOD HUNTER in the nine month period was due to the rig being utilized only eight months in the current period compared to being fully utilized in the same period during the prior fiscal year. The increase in revenues for the RICHMOND was due to an increase in its dayrate in fiscal year 2004 compared to fiscal year 2003.

     The VICKSBURG continues to operate in Malaysia. The decrease in revenue for the SEAHAWK for the three month and nine month periods ended June 30, 2004 was due to the completion of amortizing deferred revenues associated with the client reimbursement of a significant portion of fiscal year 2000 upgrade costs at the end of the first quarter of the current fiscal year. The decrease in revenue for the quarter for the ATWOOD SOUTHERN CROSS was due to a decrease in its average dayrate from $52,000 in the prior fiscal year quarter to $35,000 in the current quarter. The decrease in revenue for the nine month period was due to the rig being utilized for approximately five months at $35,000 per day plus $3.7 million of mobilization revenue recognized during the period compared to being utilized for seven months at approximately $58,000 per day in the prior fiscal year period. Utilization for the ATWOOD FALCON was comparable for both the quarter and year-to-date periods of the current and prior fiscal years. However, the June 2004 quarterly average dayrate was approximately $85,000 compared to approximately $105,000 for the

June 2003 quarter. On a year-to-date basis, the ATWOOD FALCON had an average dayrate of approximately $80,000 in fiscal year 2004 compared to approximately $93,000 in fiscal year 2003.

     Contract drilling costs for the three months and nine months ended June 30, 2004, decreased 4% and 1%, respectively, as compared to the same periods in the prior fiscal year. An analysis of contract drilling costs by rig is as follows:

                                              CONTRACT DRILLING COSTS
                                ---------------------------------------------------
                                   THREE MONTHS ENDED         NINE MONTHS ENDED
                                        JUNE 30,                   JUNE 30,
                                ------------------------   ------------------------
                                2004    2003    VARIANCE   2004    2003    VARIANCE
                                ----    ----    --------   ----    ----    --------
                                             (IN MILLIONS)
ATWOOD BEACON.................  $ 2.3   $  --    $ 2.3     $ 6.8   $  --    $ 6.8
ATWOOD EAGLE..................    7.3     6.8      0.5      14.1     8.9      5.2
VICKSBURG.....................    2.2     2.2       --       6.6     7.0     (0.4)
RICHMOND......................    2.1     2.2     (0.1)      6.0     6.3     (0.3)
ATWOOD HUNTER.................    3.1     3.3     (0.2)      8.9    10.1     (1.2)
SEAHAWK.......................    2.0     2.2     (0.2)      6.2     7.6     (1.4)
ATWOOD SOUTHERN CROSS.........    2.8     3.9     (1.1)      9.6    11.9     (2.3)
ATWOOD FALCON.................    3.7     5.8     (2.1)      9.9    15.5     (5.6)
OTHER.........................    1.1     1.2     (0.1)      2.4     3.8     (1.4)
                                -----   -----    -----     -----   -----    -----
                                $26.6   $27.6    $(1.0)    $70.5   $71.1    $(0.6)
                                =====   =====    =====     =====   =====    =====

     The ATWOOD BEACON was under construction during the three month and nine month periods of fiscal year 2003 and thus, incurred no operating costs compared to a full quarter and nine month period of operations for fiscal year 2004. The increase in costs for the nine month period for the ATWOOD EAGLE was due to incurring operating costs for seven months in the current fiscal year compared to only four months in the prior fiscal year resulting from the timing and length of upgrades and mobilizations. The level of operating costs for the VICKSBURG and RICHMOND continue to be very consistent. The decrease in costs for the ATWOOD HUNTER for the year-to-date period was due to a reduction of payroll costs resulting from the greater utilization of local labor instead of expatriate staff. The decrease in costs for the SEAHAWK during fiscal year 2004 was primarily due to lower repair and maintenance costs in the current fiscal year compared to the prior fiscal year. The decrease in costs for the ATWOOD SOUTHERN CROSS was due to the rig incurring lower operating costs in India and Malaysia during the current fiscal year compared to operating in the higher cost area of Italy in the prior year along with amortization of the planned maintenance and upgrade costs in fiscal year 2003 to meet Italian operating standards. During most of the nine month period of fiscal year 2003, the ATWOOD FALCON operated in Australia at approximately $25,000 per day higher operating costs than in Asia, where the rig has worked during fiscal year 2004. The year-to-date decrease in "Other" was due to the settlement of a contract dispute with a customer during the current fiscal year which resulted in a $600,000 reversal of an expense accrual from the prior year and also due the receipt of a $400,000 refund of insurance premiums from the prior policy year resulting from the annual policy year audit.

     An analysis of depreciation expense by rig for the three months and nine months ended June 30, 2004, as compared to the same periods in the prior fiscal year is as follows:

                                                DEPRECIATION EXPENSE
                                  -------------------------------------------------
                                    THREE MONTHS ENDED        NINE MONTHS ENDED
                                         JUNE 30,                  JUNE 30,
                                  ----------------------   ------------------------
                                  2004   2003   VARIANCE   2004    2003    VARIANCE
                                  ----   ----   --------   ----    ----    --------
                                                    (IN MILLIONS)
ATWOOD BEACON...................  $1.3   $ --    $ 1.3     $ 4.0   $  --    $ 4.0
SEAHAWK.........................   1.3    1.2      0.1       3.8     3.5      0.3
VICKSBURG.......................   0.7    0.6      0.1       2.0     1.9      0.1
ATWOOD SOUTHERN CROSS...........   1.1    1.0      0.1       3.1     3.0      0.1
ATWOOD HUNTER...................   1.3    1.3       --       4.0     4.0       --
ATWOOD FALCON...................   0.7    0.7       --       2.0     1.9      0.1
ATWOOD EAGLE....................   1.2    1.3     (0.1)      3.6     1.7      1.9
RICHMOND........................   0.2    0.5     (0.3)      0.6     1.4     (0.8)
OTHER...........................   0.1    0.2     (0.1)      0.5     0.6     (0.1)
                                  ----   ----    -----     -----   -----    -----
                                  $7.9   $6.8    $ 1.1     $23.6   $18.0    $ 5.6
                                  ====   ====    =====     =====   =====    =====

     We do not recognize depreciation expense during the period a rig is out of service for a significant upgrade that extends its useful life or construction, which accounts for the increase in depreciation expense for the current quarter and year-to-date period for the ATWOOD BEACON and the year-to-date period for the ATWOOD EAGLE. The decrease in depreciation expense for the RICHMOND was due to extending the remaining depreciable life of the rig from two to five years at the beginning of the current year fiscal year.

     The increase in net interest expense for the three months and nine months of fiscal year 2004 compared to the same periods of fiscal year 2003 was due to an increase in the average amount of debt outstanding, and our recording of no capitalized interest during fiscal year 2004 due to all upgrade and construction programs being completed during fiscal year 2003. During the three months and nine month periods ended June 30, 2003, interest was capitalized in the amount of $0.9 million and $3.9 million, respectively. No interest has been capitalized during the current fiscal year.

     Virtually all of our tax provision for the three months and nine months ended June 30, 2004 and 2003 relates to taxes in foreign jurisdictions. Our consolidated effective income tax rate for the year-to-date is significantly higher than the United States statutory tax rate primarily due to a high level of operating losses in foreign jurisdictions with low or zero effective tax rates. Although the total tax provision has increased for the three month and nine month periods ended June 30, 2004 as compared to the prior fiscal year periods due to increased revenues, our effective income tax rate has decreased for both periods in the current fiscal year as compared to the prior fiscal year due to a reduction in operating losses in foreign jurisdictions with low or zero effective tax rates.

FISCAL YEAR 2003 VERSUS FISCAL YEAR 2002

     A comparative analysis of contract revenues by rig for fiscal years 2003 and 2002 is as follows:

                                                            CONTRACT REVENUES
                                                        --------------------------
                                                        FISCAL   FISCAL
                                                         2003     2002    VARIANCE
                                                        ------   ------   --------
                                                              (IN MILLIONS)
ATWOOD EAGLE..........................................  $ 19.8   $ 15.2    $  4.6
ATWOOD BEACON.........................................     3.0       --       3.0
VICKSBURG.............................................    25.0     22.5       2.5
RICHMOND..............................................     8.3      7.1       1.2
SEAHAWK...............................................    22.8     22.3       0.5
GOODWYN 'A'/NORTH RANKIN 'A'..........................     1.8      1.9      (0.1)
ATWOOD FALCON.........................................    32.4     33.5      (1.1)
ATWOOD SOUTHERN CROSS.................................    14.5     19.3      (4.8)
ATWOOD HUNTER.........................................    17.2     27.4     (10.2)
                                                        ------   ------    ------
                                                        $144.8   $149.2    $ (4.4)
                                                        ======   ======    ======

     While utilization was consistent with the prior fiscal year, the average dayrate for ATWOOD EAGLE during fiscal year 2003 was approximately $85,000 compared to $75,000 in the prior year. The current fiscal year also included $2.7 million of mobilization revenue for the rig's relocation to West Africa. The ATWOOD BEACON commenced operations in August 2003 while being under construction all of the prior fiscal year. The current fiscal year revenue for the VICKSBURG included $2.0 million of client reimbursements for capital upgrades, as utilization and average dayrates were consistent with the prior year. The increase in revenue for the RICHMOND was primarily due to the rig being 100% utilized in fiscal year 2003 compared to having 76 days of idle time in fiscal year 2002. The decrease in revenue for the ATWOOD FALCON was due to its mobilization to Australia and back to Malaysia during the current fiscal year compared to working at full operating dayrates for all of the prior fiscal year. Due to the softness of the Mediterranean market, utilization for the ATWOOD SOUTHERN CROSS decreased from approximately 85% in fiscal year 2002 to 70% in the current fiscal year. Average dayrates for the ATWOOD HUNTER decreased from approximately $90,000 to $55,000 for the same periods.

     Contract drilling costs for fiscal year 2003 increased 31% as compared to the prior year. As discussed below, in order to maintain relatively high utilization of our fleet during the recent downturn in the offshore drilling market, we pursued short-term contract opportunities for the ATWOOD EAGLE, ATWOOD FALCON and ATWOOD SOUTHERN CROSS in high operating cost areas of West Africa, Australia and Italy. Compared to fiscal year 2002, approximately 90% of the increase in contract drilling costs in fiscal year 2003 related to these three rigs. A comparative analysis of contract drilling costs by rig for fiscal years 2003 and 2002 is as follows:

                                                          CONTRACT DRILLING COSTS
                                                         --------------------------
                                                         FISCAL   FISCAL
                                                          2003     2002    VARIANCE
                                                         ------   ------   --------
                                                               (IN MILLIONS)
ATWOOD EAGLE...........................................  $19.4    $ 9.0     $10.4
ATWOOD FALCON..........................................   18.7     10.2       8.5
ATWOOD SOUTHERN CROSS..................................   14.3     11.1       3.2
ATWOOD BEACON..........................................    1.4       --       1.4
SEAHAWK................................................    9.7      9.2       0.5
GOODWYN 'A'/NORTH RANKIN 'A'...........................    2.0      2.1      (0.1)
VICKSBURG..............................................    9.3      9.5      (0.2)
ATWOOD HUNTER..........................................   12.9     13.4      (0.5)
RICHMOND...............................................    8.2      9.3      (1.1)
OTHER..................................................    2.6      1.3       1.3
                                                         -----    -----     -----
                                                         $98.5    $75.1     $23.4
                                                         =====    =====     =====

     Contract drilling costs for the ATWOOD EAGLE include $8.2 million of mobilization expenses incurred during the rig's relocation to West Africa. In addition, daily operating costs of the ATWOOD EAGLE have increased as operating costs in West Africa are approximately 30% higher than in the Mediterranean, the rig's previous location. This increase in daily operating costs relates primarily to a significantly higher onshore cost of services to support our offshore operations, plus higher local labor costs. Due to limited office and living facilities in West Africa compared to the rig's previous location in the Mediterranean, the daily costs for such facilities and other services in West Africa is significantly higher than most other areas of the world. During fiscal year 2003, the ATWOOD FALCON worked seven months in Australia, where operating costs are higher than Southeast Asia, its primary operating location for all of the prior fiscal year, by approximately $25,000 per day due to increased personnel-related costs. Australian labor regulations require that marine union personnel must be employed for all offshore vessels that have propulsion. During the period that the ATWOOD FALCON worked in Australia, it was equipped with propulsion assist, which required the employment of marine personnel that was not required when the rig worked in Southeast Asia. We also incurred approximately $2.0 million in mobilization costs re-locating the ATWOOD FALCON to and from Australia.

     The increase in costs for the ATWOOD SOUTHERN CROSS resulted from the amortization of the planned maintenance and upgrade costs to meet Italian operating standards, as well as higher costs of operating in Italy for travel, shorebase operations and rentals. In addition, Italian regulations do not allow drilling rigs to operate in Italian waters without having original certification for all electrical equipment. We incurred additional operating costs in complying with this requirement. The ATWOOD BEACON commenced operations in August 2003 while being under construction all of the prior fiscal year. The decrease in costs for the RICHMOND for fiscal year 2003 is due to the shipyard repairs incurred during the prior fiscal year.

     Depreciation expense for the current fiscal year increased 8% as compared to the prior fiscal year. A comparative analysis of depreciation expense by rig for fiscal year 2003 and 2002 is as follows:

                                                            DEPRECIATION EXPENSE
                                                         --------------------------
                                                         FISCAL   FISCAL
                                                          2003     2002    VARIANCE
                                                         ------   ------   --------
                                                               (IN MILLIONS)
ATWOOD HUNTER..........................................  $ 5.4    $ 4.2      $1.2
ATWOOD EAGLE...........................................    3.1      2.2       0.9
ATWOOD BEACON..........................................    0.7      0.0       0.7
RICHMOND...............................................    1.9      1.6       0.3
VICKSBURG..............................................    2.5      2.3       0.2
ATWOOD SOUTHERN CROSS..................................    4.0      3.9       0.1
ATWOOD FALCON..........................................    2.6      2.7      (0.1)
SEAHAWK................................................    4.7      4.8      (0.1)
OTHER..................................................    0.9      2.2      (1.3)
                                                         -----    -----      ----
                                                         $25.8    $23.9      $1.9
                                                         =====    =====      ====

     During the period when a rig is out of service for a significant upgrade that extends its useful life, no depreciation expense is recognized. The increased depreciation on the ATWOOD HUNTER in fiscal year 2003 was due to a full year of depreciation expense compared to only three quarters in the prior fiscal year as the rig was completing its upgrade and relocation to the Mediterranean during the first quarter of fiscal year 2002. The increase for the ATWOOD EAGLE was due to an increase in the rig's depreciable basis resulting from the completion of its $90 million upgrade during the current fiscal year. The ATWOOD BEACON commenced operations in August 2003 while being under construction all of prior fiscal year. The depreciable basis of the RICHMOND increased by approximately $1 million during the current fiscal year which will be depreciated over the rig's remaining useful life of 2 years. Other depreciation expense decreased due to RIG-200 (sold in May 2003) being fully depreciated to its salvage value in fiscal year 2002 and thus had no depreciation expense for fiscal year 2003.

     General and administrative expense increased 39% in fiscal year 2003 primarily due to higher professional fees related to our worldwide restructuring initiative. Our worldwide group of consolidated entities derives substantially all of their operating revenues from international offshore drilling of exploratory and developmental oil and gas wells and related support services. At the beginning of fiscal year 2003, we initiated a restructuring of our foreign subsidiaries and deployment of our worldwide assets to focus potential civil litigation which may arise from future offshore activities in foreign operations in the jurisdictions of the areas of those operations, to simplify our worldwide organizational structure for administrative and marketing reasons, to facilitate more efficient management and control of business operations, and to deploy our worldwide assets and capital in a more efficient manner among our consolidated group of companies. In addition to these operational efficiencies, it is expected that this restructuring will also provide long-term tax efficiencies. A significant part of this restructuring involved the contribution of a majority of our non-U.S. operations to Atwood Oceanics Pacific Limited, a wholly-owned Cayman Islands company, which had historically served as our offshore company for marketing, negotiating and performing drilling contracts outside of the United States. At September 30, 2003, most of our planned restructuring initiative had been completed, with approximately $3 million of the increase in general and administrative expenses related to professional fees associated with this restructuring process.

     The $3.4 million increase in net interest expense was due to an increase in the average amount of debt outstanding, a $1.2 million write-off of deferred financing costs related to our prior credit facility, and a $1.9 million decrease in capitalized interest, as compared to the prior fiscal year, as a result of the completion of the upgrade program and construction of the ATWOOD BEACON during fiscal year 2003.

     Virtually all of our current tax provision for fiscal year 2003 related to taxes in foreign jurisdictions. Due to the operating loss in the United States, in addition to operating losses in certain nontaxable foreign jurisdictions, our effective tax rate for the fiscal year 2003 significantly exceeded the United States statutory rate.

     We recorded deferred foreign tax liabilities of $4.7 million relating to Australian and Malaysian taxes after reassessing certain tax planning strategies in conjunction with the reorganization of our foreign subsidiaries undertaken in fiscal year 2003. This deferred tax expense had no cash effect on us.

FISCAL YEAR 2002 VERSUS FISCAL YEAR 2001

     An analysis of contract revenues by rig for fiscal years 2002 and 2001 is as follows:

                                                            CONTRACT REVENUES
                                                        --------------------------
                                                        FISCAL   FISCAL
                                                         2002     2001    VARIANCE
                                                        ------   ------   --------
                                                              (IN MILLIONS)
ATWOOD HUNTER.........................................  $ 27.4   $ 15.8    $11.6
VICKSBURG.............................................    22.5     12.7      9.8
ATWOOD SOUTHERN CROSS.................................    19.3     17.9      1.4
SEAHAWK...............................................    22.3     23.4     (1.1)
RICHMOND..............................................     7.1     11.3     (4.2)
GOODWYN 'A'/NORTH RANKIN 'A'..........................     1.9      6.1     (4.2)
ATWOOD EAGLE..........................................    15.2     19.9     (4.7)
ATWOOD FALCON.........................................    33.5     40.4     (6.9)
                                                        ------   ------    -----
                                                        $149.2   $147.5    $ 1.7
                                                        ======   ======    =====

     The ATWOOD HUNTER worked continually in Egypt during fiscal year 2002 at dayrates ranging from $90,000 to $110,000, compared to being idle for upgrade during a significant portion of fiscal year 2001, which accounts for its increase in revenue. In April/May 2001, the VICKSBURG was relocated from India to Southeast Asia, and after its relocation, received higher dayrates than those received while in India, which accounts for its increase in revenue. The ATWOOD SOUTHERN CROSS had an average per day revenue of approximately $53,000 in fiscal year 2002 compared to approximately $49,000 in fiscal year 2001. In February 2000, the SEAHAWK commenced its four-year contract extension in Malaysia, with its contractual dayrate ranging from a high of $50,000 to a low of $30,000 depending upon the price of oil. The rig was at the top of this dayrate range in fiscal year 2002 and fiscal year 2001. RICHMOND revenues declined in fiscal year 2002 compared to fiscal year 2001 due to 76 days of idle time incurred during the year for certain repairs and inspections and to a decline in dayrate levels in the Gulf of Mexico. An indefinite planned break in drilling activities commenced at the end of fiscal year 2001 for the GOODWYN 'A'/NORTH RANKIN 'A' platform rigs,. The decline in revenues for the ATWOOD EAGLE was due to the rig undergoing upgrades in a shipyard in Greece from April 2002 to November 2002. In May 2002, the ATWOOD FALCON was relocated from the Philippines to Malaysia following the completion of a long-term contract. The rig's effective dayrate in the Philippines was over $100,000 compared to $70,000 in Malaysia, which accounts for the decline in revenues.

     Contract drilling costs during fiscal year 2002 increased 7% primarily due to the ATWOOD HUNTER returning to work following its upgrade and to higher operating costs associated with the VICKSBURG, RICHMOND, ATWOOD FALCON, SEAHAWK and ATWOOD SOUTHERN CROSS. An analysis of contract drilling costs by rig for fiscal year 2002 and 2001 is as follows:

                                                          CONTRACT DRILLING COSTS
                                                         --------------------------
                                                         FISCAL   FISCAL
                                                          2002     2001    VARIANCE
                                                         ------   ------   --------
                                                               (IN MILLIONS)
ATWOOD HUNTER..........................................  $13.4    $ 8.1     $ 5.3
VICKSBURG..............................................    9.5      7.4       2.1
RICHMOND...............................................    9.3      7.6       1.7
ATWOOD FALCON..........................................   10.2      8.6       1.6
SEAHAWK................................................    9.2      7.8       1.4
CROSS..................................................   11.1     10.3       0.8
ATWOOD EAGLE...........................................    9.0     11.9      (2.9)
GOODWYN 'A'/NORTH RANKIN 'A'...........................    2.1      5.7      (3.6)
OTHER..................................................    1.3      2.6      (1.3)
                                                         -----    -----     -----
                                                         $75.1    $70.0     $ 5.1
                                                         =====    =====     =====

     During the period that the ATWOOD HUNTER was in a shipyard in the United States for upgrades and its subsequent relocation to Egypt (April 2001 through November 2001), no drilling costs were incurred. Higher drilling costs for the VICKSBURG were due to operating costs being higher in Southeast Asia than in India. During fiscal year 2002, the RICHMOND incurred higher repairs and maintenance costs. The increase in operating costs for the ATWOOD FALCON was primarily due to additional costs incurred on relocating the rig from the Philippines to Malaysia. The decline in costs for the ATWOOD EAGLE was due to the rig being in a shipyard during the last few months of fiscal year 2002 for upgrade, whereby no drilling costs were incurred. Drilling costs on the GOODWYN 'A'/NORTH RANKIN 'A' platforms declined due to the planned break in drilling activities.

     An analysis of depreciation expense by rig is as follows:

                                                            DEPRECIATION EXPENSE
                                                         --------------------------
                                                         FISCAL   FISCAL
                                                          2002     2001    VARIANCE
                                                         ------   ------   --------
                                                               (IN MILLIONS)
ATWOOD HUNTER..........................................  $ 4.2    $ 1.5     $ 2.7
RICHMOND...............................................    1.6      1.5       0.1
ATWOOD SOUTHERN CROSS..................................    3.9      3.9       0.0
ATWOOD FALCON..........................................    2.7      2.7       0.0
VICKSBURG..............................................    2.3      2.6      (0.3)
ATWOOD EAGLE...........................................    2.2      3.6      (1.4)
SEAHAWK................................................    4.8      6.9      (2.1)
OTHER..................................................    2.2      2.9      (0.7)
                                                         -----    -----     -----
                                                         $23.9    $25.6     $(1.7)
                                                         =====    =====     =====

     The reduced depreciation on the ATWOOD HUNTER in fiscal year 2001 and the ATWOOD EAGLE in fiscal year 2002 was due to the policy of not recognizing depreciation expense during the period a rig is out of service for a significant upgrade. The decrease in depreciation expense for the SEAHAWK was due to the rig's 1992 upgrade costs becoming fully depreciated, thereby leaving approximately $12 million of its 2000 upgrade cost of approximately $22 million to be depreciated over a remaining period of approximately three years.

     General and administrative expenses increased 9% in both fiscal year 2002 and 2001, primarily due to higher travel, communication, and other personnel related costs. Our effective tax rate was 27% in fiscal year 2002 compared to 33% in fiscal year 2001. The effective tax rate in fiscal year 2002 was reduced by a $2.3 million foreign income tax credit benefit generated in September 2002. The 44% decline in net interest expense was primarily due to a $1.8 million increase in capitalized interest. Investment income in fiscal year 2002 declined 76% due to us having fewer funds to invest due to its capital expenditure requirements.

LIQUIDITY AND CAPITAL RESOURCES

     During the first nine months of fiscal year 2004, we utilized $4.0 million of cash on hand plus $17.8 million net cash provided by operating activities to repay $18 million of long-term debt and finance $3.7 million of capital expenditures.

     We estimate the total costs for repair and associated costs for the ATWOOD BEACON to be $25 million. We expect insurance to cover these costs in excess of the $1 million deductible; however, we may have to temporarily fund a portion of these costs prior to receiving insurance reimbursements. Depending upon timing of the funding of ATWOOD BEACON repair costs through insurance reimbursements, we may have to borrow additional funds under our credit facility. Currently, we have approximately $45 million of borrowing capacity under the revolving portion of our credit facility. After the offering, we anticipate having approximately $90 million of borrowing capacity available under the revolving portion of our credit facility, and that any additional borrowings required for the ATWOOD BEACON repairs will be repaid upon receipt of insurance proceeds.

     Except for the pending repairs to the ATWOOD BEACON and routine maintenance costs, we presently have no plans to incur any repair or upgrade costs or other significant capital projects. In the first nine months of fiscal year 2004, we repaid $18 million on the term portion of our credit facility. An additional payment of $6 million was made on September 30, 2004. We were in compliance with all financial covenants at June 30, 2004. The bank group's collateral for the credit facility consists primarily of preferred mortgages on all of our active drilling fleet. Except for possible short-term funding requirements associated with the ATWOOD BEACON repairs, we feel that our expected net cash to be provided by operating activities will adequately meet all anticipated cash funding requirements for the remainder of fiscal year 2004. We expect that any short-term financing requirements to fund ATWOOD BEACON repairs will be available under our current credit facility. As we continue to focus on international operations of our premium equipment and on improvement in our financial strength, we will continue to periodically review market conditions for equity capital or additional debt financing.

COMMITMENTS (IN THOUSANDS)

     The following table summarizes our obligations and commitments at June 30, 2004:

                           JULY 1, 2004 --
                            SEPTEMBER 30,    FISCAL    FISCAL    FISCAL    FISCAL
                                2004          2005      2006      2007      2008
                           ---------------   ------    ------    ------    ------
Long-Term Debt...........      $6,000        $36,000   $36,000   $36,000   $73,000
Operating Leases.........         150            628       647       647        54
                               ------        -------   -------   -------   -------
                               $6,150        $36,628   $36,647   $36,647   $73,054
                               ======        =======   =======   =======   =======

CRITICAL ACCOUNTING POLICIES

     Significant accounting policies are included in Note 2 to our consolidated financial statements for the year ended September 30, 2003 included in our Annual Report to Shareholders incorporated by reference to our Form 10-K for the period ended September 30, 2003. These policies, along with the underlying assumptions and judgments made by management in their application, have a significant impact on our consolidated financial statements. We identify our most critical accounting policies as those that are the most pervasive and important to the portrayal of our financial position and results of operations, and that require the most difficult, subjective and/or complex judgments by management regarding estimates about matters that are inherently uncertain. Our most critical accounting policies are those related to property and equipment, impairment of assets and income taxes.

     We currently operate eight active offshore drilling units. All of these assets are premium equipment and should provide many years of quality service. At June 30, 2004, the carrying value of our property and equipment totaled $423.2 million, which represented 85% of total assets. This carrying value reflects the application of our property and equipment accounting policies, which incorporate estimates, assumptions and judgments by management relative to the useful lives and salvage values of our rigs and vessels. The estimated useful lives of our drilling units and related equipment range from 5 years to 22 years and our salvage values are generally based on 5% of capitalized costs. Any future increases in our estimates of useful lives or salvage values will have the effect of decreasing future depreciation expense in earlier future years and spreading the expense to later years. Any future decreases in our useful lives or salvage values will have the effect of accelerating future depreciation expense. For example, effective October 1, 2003, we extended the remaining depreciable life of the RICHMOND from 2 to 5 years, due to our recent assessment of the rig's commercial viability, coupled with our intent to continue marketing and operating the rig beyond 2 years. However, as a result of the change in depreciable life and related depreciation expense being extended into years 3 to 5, depreciation expense will be lower in the next 2 years than it otherwise would have been.

     We evaluate the carrying value of our property and equipment when events or changes in circumstances indicate that the carrying value of such assets may be impaired. Asset impairment evaluations are, by nature, highly subjective. Operations of our drilling equipment are subject to the offshore drilling requirements of oil and gas exploration and production companies and agencies of foreign governments. These requirements are, in turn, subject to fluctuations in government policies, world demand and price for petroleum products, proved reserves in relation to such demand and the extent to which such demand can be met from onshore sources. The critical estimates which result from these dynamics include projected utilization, dayrates and operating expenses, each of which impact our estimated future cash flows. Over the last ten years, our equipment utilization rate has averaged approximately 90%; however, if a drilling vessel incurs significant idle time or receives dayrates below operating costs, its carrying value could become impaired. The estimates, assumptions and judgments used by management in the application of our property and equipment and asset impairment policies reflect both historical experience and expectations regarding future industry conditions and operations. The use of different estimates, assumptions and judgments, especially those involving the useful lives of our rigs and vessels and expectations regarding future industry conditions and operations, would likely result in materially different carrying values of assets and results of operations.

     We conduct operations and earn income in numerous foreign countries and are subject to the laws of taxing jurisdictions within those countries, as well as United States federal and state tax laws. At June 30, 2004, we have a $20.1 million net deferred income tax liability, with a current United States federal income tax receivable of approximately $3.3 million. These balances reflect the application of our income tax accounting policies in accordance with statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes". Such accounting policies incorporate estimates, assumptions and judgments by management relative to the interpretation of applicable tax laws, the application of accounting standards, and future levels of taxable income. The estimates, assumptions and judgments used by management in connection with accounting for income taxes reflect both historical experience and expectations regarding future industry conditions and operations. Changes in these estimates, assumptions and judgments could result in materially different provisions for deferred and current income taxes.

                                    BUSINESS

GENERAL

     We are engaged in the international offshore drilling and completion of exploratory and developmental oil and gas wells and related support, management and consulting services. We are headquartered in Houston, Texas, USA, and commenced operations in 1970.

     During our 36 year history, the majority of our drilling units have operated outside of U.S. waters, and we have conducted drilling operations in most of the major offshore exploration areas of the world. Our current worldwide operations revolve around eight premium offshore mobile drilling units located in four regions -- Southeast Asia, Australia, the Mediterranean Sea and the U.S. Gulf of Mexico. Approximately 94%, 94%, and 95% of our contract revenues were derived from foreign operations in the first nine months of fiscal year 2004 and fiscal years 2003 and 2002, respectively. The submersible RICHMOND is our only drilling unit currently working in U.S. waters. We support our operations from our Houston headquarters and affiliated offices in Australia, Malaysia, Indonesia, the United Kingdom and Egypt.

     The table below represents summary information about our wholly-owned and operating offshore rig fleet as of October 5, 2004:

                RIG NAME                             RIG TYPE              UPGRADED
                --------                             --------              --------
ATWOOD EAGLE.............................  Semisubmersible                 2000/2002
ATWOOD HUNTER............................  Semisubmersible                 1997/2001
ATWOOD FALCON............................  Semisubmersible                 1998
ATWOOD SOUTHERN CROSS....................  Semisubmersible                 1997
SEAHAWK..................................  Semisubmersible Tender Assist   1992/1999
ATWOOD BEACON(1).........................  Jack-up                         2003(2)
VICKSBURG................................  Jack-up                         1998
RICHMOND.................................  Submersible                     2000

---------------

(1) On July 25, 2004, all three of the ATWOOD BEACON'S legs and derrick were damaged while the rig was being positioned. No injuries or environmental consequences occurred. The ATWOOD BEACON is insured with a $1 million deductible and has loss of hire insurance coverage of $70,000 per day up to 180 days following a 30-day waiting period. See "Recent Development."

(2) The ATWOOD BEACON was constructed in 2003.

     We also own a semisubmersible hull which is a candidate for a future conversion to a tender-assist unit once an acceptable contract is identified. In addition to the owned drilling units, we also manage the maintenance and operations of two operator-owned platform rigs offshore northwest Australia. There is currently a planned break in drilling activity for these two operator-owned rigs. We continue, however, to provide maintenance of these two rigs for future drilling programs.

     We update and upgrade our fleet and strive to maintain premium, modern equipment. In 1997, we commenced an internal upgrade program of all of our active drilling units. Our upgrade program was concluded with the completion of the upgrade of the ATWOOD EAGLE in November 2002. Collectively, we invested $340 million in upgrading seven of our offshore mobile drilling units. In August 2003, our eighth drilling unit, the ATWOOD BEACON, an ultra-premium, jack-up rig, commenced its initial drilling contract following completion of its construction and commissioning in early August 2003. This drilling unit was constructed on time and on budget at a cost of approximately $120 million. The rig is currently under repair for damage sustained while positioning for a well offshore Indonesia. See "Recent Development".

     Our profitability depends on maintaining a relatively high level of equipment utilization. Except for the ATWOOD BEACON, all of our active units are currently under contract. The rig has been awarded a contract in Vietnam which is to commence between January 15 and April 15, 2005. Based on our current schedule of repairs, we believe the ATWOOD BEACON will be ready to begin operations under the contract by the end of January 2005. Based on the results of operations for the year to date and current contract commitments, we expect to end fiscal year 2004 profitably.

BUSINESS STRATEGY

     As a leading provider of premium quality offshore drilling services to the international oil and gas industry, we seek to maximize shareholder value by executing a strategy that is endorsed by our management and the board of directors. The principal elements of our strategy are to:

     - FOCUS ON ATTRACTIVE INTERNATIONAL MARKETS. We expect to continue to focus our operations in international markets, which have historically been more stable than the U.S. Gulf of Mexico and have recently experienced improving activity levels from major international, national and large independent exploration and production companies. Although currently focused in Southeast Asia, Australia, the Mediterranean Sea and the U.S. Gulf of Mexico, our fleet is capable of mobilizing quickly to take advantage of attractive opportunities in other regions. We believe that concentrating our operations in international markets provides us with prospects for attractive contracts and returns over the long-term.

     - CULTIVATE STRONG CLIENT RELATIONSHIPS. We seek to be a preferred provider of offshore drilling and completion services to our clients. Contracts with major international, national and large independent exploration and production companies constitute the majority of our business. We continually monitor our clients' current and future needs with the goal of consistently achieving above-market returns from our existing fleet and recognizing future opportunities to capitalize on our strengths.

     - PROVIDE QUALITY SERVICES THROUGH A FOCUS ON SAFETY. Safety is a priority in every facet of our operations, and our customers are increasingly making their service decisions with safety performance as a key factor. We have safety standards and procedures and a regular training program in place that go beyond compliance with laws and regulations and reflect our commitment to provide the safest possible operating environment. We believe that our intense focus in this area allows us to maintain a high level of safety that not only benefits our customers and employees, but also enhances our reputation and relationships with our clients.

     - OPTIMIZE MIX OF LONG-TERM AND SHORT-TERM CONTRACTS IN OUR PORTFOLIO. We actively manage our portfolio of customer contracts by entering into both long-term and short-term contracts, thus enabling us to benefit from changes in the cyclical nature of our business. When dayrates approach higher levels that we believe provide favorable returns, we seek to obtain longer-term contracts, which provide us with more predictable cash flow. When dayrates approach lower levels, we seek shorter-term contracts, so we are well positioned to benefit from increasing dayrates in favorable market cycles. This strategy has allowed us to average a 90% fleet utilization over the last ten fiscal years. We believe that this strategy will allow us to maintain high fleet utilization levels and strong financial performance in down cycles, while taking advantage of improving markets and dayrates during up cycles.

     - CONTINUE TO OPPORTUNISTICALLY EXPAND OUR FLEET. In the past, we have expanded our fleet through upgrades, new construction and acquisitions. We plan to opportunistically expand our fleet through upgrades and the construction of new rigs as market conditions warrant. We may also seek to acquire additional drilling assets that complement our fleet and provide us with immediate contract opportunities.

OUR COMPETITIVE STRENGTHS

     We believe the following strengths are central to the successful execution of our strategy:

     - PREMIUM, MODERN FLEET. We provide premium, modern equipment for our offshore drilling and completion business. Our fleet consists of three key rig types, each with unique operating capabilities: semisubmersibles capable of operating in up to 5,000 feet of water, bottom-supported units (jack-ups and a submersible) and a semisubmersible tender-assist unit. From fiscal year 1997 to 2003, we invested $340 million in upgrading seven of our existing owned units and $120 million constructing a new ultra-premium jack-up. This major upgrade and new construction program was completed on time and on budget. We expect that this significant investment will allow us to pursue selective, higher-return opportunities. We have also purchased a semisubmersible hull for future tender-assist opportunities when an upgrade could be supported by a contract with acceptable returns.

     - FINANCIAL FLEXIBILITY TO TAKE ADVANTAGE OF GROWTH OPPORTUNITIES. We believe our premium, modern fleet will enable us to generate strong cash flow to pay down debt and enhance flexibility to grow our business. Following the offering, we believe we will be positioned to invest further capital into additional growth opportunities as they may arise. Pro forma for the offering, we expect to have approximately $90 million of available borrowing capacity under the revolving portion of our credit facility and approximately $15 million of cash for total liquidity of $105 million.

     - EXTENSIVE INTERNATIONAL EXPERIENCE AND SIGNIFICANT PRESENCE IN TARGET MARKETS. Since 1970, we have continually operated in international markets. During that time, we have worked in many of the world's primary offshore oil and gas producing areas, including Southeast Asia, Australia, the Far East, the Mediterranean Sea, the Arabian Gulf, the Red Sea, India, Papua New Guinea, East and West Africa, China, South America, and the U.S. Gulf of Mexico. Our focus on providing services to our customers in various geographic regions reduces our dependence on any one geographic market. Our current areas of operations -- Southeast Asia, Australia, the Mediterranean Sea and the U.S. Gulf of Mexico -- provide attractive opportunities for our existing rigs positioned in these areas. In addition, we have demonstrated that we are able to efficiently mobilize our fleet to target other attractive international opportunities.

     - HIGH UTILIZATION AND SUBSTANTIAL EARNINGS LEVERAGE TO IMPROVING DAYRATES. We have been able to maintain high utilization throughout industry cycles, averaging approximately 90% utilization over the last ten fiscal years. Because our cost structure is largely fixed, we have substantial earnings leverage to increases in dayrates due to our fleet size. Based on the current number of shares outstanding prior to this offering, we estimate that full year earnings and cash flow per share would increase by approximately $0.13 per share for every $1,000 dayrate increase across our fleet.

     - EXPERIENCED MANAGEMENT WITH A COMMITMENT TO SAFETY AND QUALITY. Our executive officers have an average of over 25 years experience with us, and our operations managers have served an average of over 15 years with us. Both management and our multinational rig crews complete extensive training and development programs in order for us to meet our clients' needs and provide safe, quality services. Our track record for safety performance surpasses industry norms based upon data compiled by the International Association of Drilling Contractors. Our employees have frequently achieved client and industry recognition for their superior safety, operational and technical performance, as well as for technical innovation. We believe this commitment to safety and quality is key to maintaining client relationships.

OFFSHORE DRILLING EQUIPMENT

     Each type of drilling rig is uniquely designed for different purposes and applications, for operations in different water depths, bottom conditions, environments and geographical areas, and for different drilling and operating requirements.

     The following table presents our wholly-owned and operating rig fleet as of October 5, 2004:

                                                         WATER DEPTH
        RIG NAME              RIG TYPE      UPGRADED    RATING (FEET)      LOCATION         STATUS
        --------              --------      --------    -------------      --------         ------
ATWOOD EAGLE.............  Semisubmersible  2000/2002       5,000       Australia       Working
ATWOOD HUNTER............  Semisubmersible  1997/2001       5,000       Mediterranean   Working
ATWOOD FALCON............  Semisubmersible  1998            3,700       Malaysia        Working
ATWOOD SOUTHERN CROSS....  Semisubmersible  1997            2,000       Malaysia        Working
SEAHAWK..................  Semisubmersible
                           Tender Assist    1992/1999         600       Malaysia        Working
ATWOOD BEACON............  Jack-up          2003(1)           400(2)    Singapore       Under Repair(2)
VICKSBURG................  Jack-up          1998              300       Thailand        Working
RICHMOND.................  Submersible      2000               70       Gulf of Mexico  Working

---------------

(1) The ATWOOD BEACON was constructed in 2003.

(2) On July 25, 2004, all three of the ATWOOD BEACON'S legs and its derrick were damaged while the rig was being positioned. After initial repairs to the ATWOOD BEACON are completed, it will have a leg length of 489 feet, giving it a nominal water depth rating of 350 feet. That water depth rating is sufficient for the wells we plan for it to drill in the period soon after repairs are completed. During an appropriate period between future contracts, we plan to increase the leg length to 517, giving the rig a nominal water depth rating of 400 feet, as per the original design. See "Recent Development" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     The following descriptions of the various types of drilling rigs we own or operate illustrate the diversified range of applications of our rig fleet.

     SEMISUBMERSIBLE RIGS. Each semisubmersible drilling unit has two hulls, the lower of which is capable of being flooded. Drilling equipment is mounted on the main hull. After the drilling unit is towed to location, the lower hull is flooded, lowering the entire drilling unit to its operating draft, and the drilling unit is anchored in place. On completion of operations, the lower hull is deballasted, raising the entire drilling unit to its towing draft. This type of drilling unit is designed to operate in greater water depths than a jack-up and in more severe sea conditions than other types of drilling units. Semisubmersible units are generally more expensive to operate than jack-up rigs and are often limited in the amount of supplies that can be stored on board.

     SEMISUBMERSIBLE TENDER-ASSIST RIGS. Semisubmersible tender assist vessels operate like a semisubmersible except that their drilling equipment is temporarily installed on permanently constructed offshore support platforms. The semisubmersible vessel provides crew accommodations, storage facilities and other support for the drilling operations.

     JACK-UP RIGS. A jack-up drilling unit contains all of the drilling equipment on a single hull designed to be towed to the well site. Once on location, legs are lowered to the sea floor and the unit is raised out of the water by jacking the hull up the legs. On completion of the well, the unit is jacked down, and towed to the next location. A jack-up drilling unit can operate in more severe sea and weather conditions than a drillship and is less expensive to operate than a semisubmersible. However, because it must rest on the sea floor, a jack-up cannot operate in water as deep as that in which a semisubmersible unit can operate. A jack-up rig is a bottom supported unit.

     SUBMERSIBLE DRILLING RIGS. The submersible drilling rig we own has two hulls, the lower being a mat, which is capable of being flooded. Drilling equipment and crew accommodations are located on the main hull. After the drilling unit is towed to its location, the lower hull is flooded, lowering the entire unit to its operating draft at which it rests on the sea floor. On completion of operations, the lower hull is deballasted, raising the entire unit to its towing draft. This type of drilling unit is designed to operate in shallow water depths ranging from 9 to 70 feet and can operate in moderately severe sea conditions. Although drilling units of this type are less expensive to operate, like the jack-up rig, they cannot operate in water as deep as that in which a semisubmersible unit can operate. A submersible drilling rig is a bottom supported unit.

DRILLING CONTRACTS

     The contracts under which we operate our vessels are obtained either through individual negotiations with the customer or by submitting proposals in competition with other contractors and vary in their terms and conditions. The initial term of contracts for our owned and/or operated vessels has ranged from the length of time necessary to drill one well to several years and is generally subject to early termination in the event of a total loss of the drilling vessel, a force majeure event, excessive equipment breakdown or failure to meet minimum performance criteria. It is not unusual for contracts to contain renewal provisions at the option of the customer.

     The rate of compensation specified in each contract depends on the nature of the operation to be performed, the duration of the work, the amount and type of equipment and services provided, the geographic areas involved, market conditions and other variables. Generally, contracts for drilling, management and support services specify a basic rate of compensation computed on a dayrate basis. Such agreements generally provide for a reduced dayrate payable when operations are interrupted by equipment failure and subsequent repairs, field moves, adverse weather conditions or other factors beyond our control. Some contracts also provide for revision of the specified dayrates in the event of material changes in certain items of cost. Any period during which a vessel is not earning a full operating dayrate because of the above conditions or because the vessel is idle and not on contract will have an adverse effect on operating profits. An over-supply of drilling rigs in any market area can adversely affect our ability to employ our drilling vessels. Our active rig utilization for fiscal years 2003, 2002 and 2001 was 92%, 86% and 83%, respectively. For the first three quarters of fiscal year 2004, our rig utilization was 94%.

     Of our current eight active drilling units, all but the ATWOOD FALCON and ATWOOD BEACON have contract commitments that should keep them employed for the remainder of fiscal year 2004. As a result of the damage incurred by the ATWOOD BEACON on July 25, 2004, the rig was transported to the builder's shipyard in Singapore for inspection and repairs. As a result of the damage to the rig, its contract terminated effective July 28, 2004. We currently have approximately 40% of our available rig days committed in fiscal year 2005, with an additional 20% assuming all options are exercised.

     The following chart shows the operating day rates and contract term of our active fleet, assuming no options are exercised, as of October 5, 2004:

                                                     OPERATING(1)
                                                       DAYRATE        APPROXIMATE
                     RIG NAME                         (US$/DAY)     CONTRACT TERM(2)
                     --------                        ------------   ----------------
ATWOOD EAGLE.......................................     89,000      November 2004
ATWOOD HUNTER......................................     62,400      January 2005
ATWOOD FALCON......................................     83,300      December 2004
ATWOOD SOUTHERN CROSS..............................     40,000      January 2005
SEAHAWK............................................     50,000      October 2004
ATWOOD BEACON(3)...................................     62,000      June 2005
VICKSBURG..........................................     66,500      February 2006
RICHMOND...........................................     29,000      December 2004

---------------

(1) Dayrates can vary over a contract term for several reasons including, among others, water depth and whether a firm or option well is being drilled.

(2) Contracts are frequently based on the number of wells to be drilled, and contact terms are often based on the estimate of time required to drill the number of wells under contract.

(3) The ATWOOD BEACON is currently under repair. See "Recent Development". The ATWOOD BEACON has been awarded a contract to commence in Vietnam after January 15, 2005.

     For long moves of drilling equipment, we attempt to obtain either a lump sum or a dayrate as mobilization compensation for expenses incurred during the period in transit. A surplus of certain types of units, either worldwide or in particular operating areas, can result in our acceptance of a contract which provides only partial or no recovery of relocation costs. Additionally, under such a contract, we may not make any profit during the relocation of a rig. In order to maintain equipment utilization during these soft market conditions, a few of our rigs incurred long moves during fiscal year 2003 and the first half of fiscal year 2004. During fiscal year 2003, the ATWOOD EAGLE was moved from Greece to Angola at a cost of $8.2 million, with only $2.7 million received in mobilization compensation, and the ATWOOD FALCON was relocated from Australia with mobilization costs of approximately $2 million, which approximated mobilization compensation. During the first half of fiscal year 2004, the ATWOOD EAGLE was moved from Angola to Australia at a cost of approximately $5 million, with $5.5 million received in mobilization compensation, and the ATWOOD SOUTHERN CROSS was relocated from the Mediterranean Sea to India and then to Malaysia at a total cost of approximately $4.4 million, which approximated mobilization compensation. We can give no assurance that we will receive full recovery of any future relocation costs.

     Operation of our drilling equipment is subject to the offshore drilling requirements of petroleum exploration companies and agencies of foreign governments. These requirements are, in turn, subject to fluctuations in government policies, world demand and prices for petroleum products, proved reserves in relation to such demand and the extent to which such demand can be met from onshore sources.

     We also contract to provide various types of services to third party owners of drilling rigs. These contracts are normally for a stated term or until termination of operations or stages of operation at a particular facility or location. The services may include, as in the case of contracts we have entered into in connection with operations offshore Australia, the supply of personnel and rig design, fabrication, installation and operation. The contracts normally provide for reimbursement to us for all out-of-pocket expenses, plus a service or management fee for all of the services performed. In most instances, the amount charged for the services may be adjusted if there are changes in conditions, scope or costs of operations. We generally obtain insurance or a contractual indemnity from the owner for liabilities which could be incurred in operations.

     The majority of our contracts are denominated in U.S. dollars, but occasionally a portion of a contract is payable in local currency. To the extent there is a local currency component in a contract, we attempt to match revenue in the local currency to operating costs such as local labor, shore base expenses and local taxes, if any.

INSURANCE AND RISK MANAGEMENT

     Our operations are subject to various risks particular to our industry which we seek to mitigate by maintaining insurance. See "Risk Factors" in this prospectus supplement and in the accompanying prospectus. Therefore, in addition to general business insurance policies, we maintain the following insurance relating to our rigs and rig operations: hull and machinery, loss of hire, builder's risks, cargo, war risks, protection and indemnity, and excess liability, among others.

CUSTOMERS

     During the first nine months of fiscal year 2004, we performed operations for 21 customers. Revenues from two different customers amounted to 10% or more of our revenues for the first nine months of fiscal year 2004 as indicated below:

                                                             PERCENTAGE OF REVENUES
                                                            FOR THE FIRST NINE MONTHS
                         CUSTOMER                              OF FISCAL YEAR 2004
                         --------                           -------------------------
ExxonMobil Production Malaysia, Inc. .....................             24%
Japan Energy Development..................................             11%

     Our business operations are subject to the risks associated with a business having a limited number of customers for our products or services, and a decrease in the drilling programs of these customers in the areas where we are employed may adversely affect our revenues.

COMPETITION

     We compete with approximately 10 other offshore drilling contractors, most of which are substantially larger than we are and possess appreciably greater financial and other resources. Although some business combinations among offshore drilling companies have resulted in a decrease in the total number of competitors, the offshore drilling industry still remains very competitive, with no single offshore drilling contractor being dominant. Thus, there continues to be competition in securing available offshore drilling contracts.

     Price competition is generally the most important factor in the offshore drilling industry, but the technical capability of specialized drilling equipment and personnel at the time and place required by customers are also important. Other competitive factors include work force experience, rig suitability, efficiency, condition of equipment, safety performance, reputation and customer relations. We believe that we compete favorably with respect to these factors.

INDUSTRY TRENDS

     The performance of the offshore drilling industry is largely determined by basic supply and demand for available equipment. Periods of high demand and high dayrates are often followed by periods of low demand and low dayrates. Offshore drilling contractors can mobilize rigs from one region of the world to another or can "cold stack" rigs, taking them out of service, in order to adjust supply in various markets to meet demand. The market is highly cyclical and is typically driven by general economic activity and changes in actual or anticipated oil and gas prices. Generally, sustained high energy prices translate into increased exploration and production spending by oil and gas companies, which in turn results in increased drilling activity and demand for equipment like ours.

     The markets where we currently operate, offshore Southeast Asia and offshore Australia, the Mediterranean Sea and shallow water U.S. Gulf of Mexico, offer the potential for higher utilization and dayrates. We expect offshore Southeast Asia and offshore Australia to continue to improve over the longer term based on the stronger demand for oil and gas in that region, largely as a result of the significant growth driven by China's rapidly expanding economy. We also believe that there are attractive future opportunities for the ATWOOD HUNTER, which is currently working in the Mediterranean Sea, and that the improving supply and demand balance of jack-up rigs in the U.S. Gulf of Mexico will lead to higher dayrates for our cantilever submersible, the RICHMOND, which competes against these rigs in the shallow waters of that area.

INTERNATIONAL OPERATIONS

     The large majority of our operations are in foreign jurisdictions which we have historically found to be more stable. We believe international operations provide a better opportunity for attractive contracts and returns over the longer term. Since 1970, we have operated in Southeast Asia, Australia, the Far East, the Mediterranean Sea, the Arabian Gulf, the Red Sea, India, Papua New Guinea, East and West Africa, Central and South America and the U.S. Gulf of Mexico. Currently, only one rig is working in the U.S. Gulf of Mexico. Of our international operations, over half are currently in Southeast Asia. We have foreign support offices in Australia, Malaysia, Indonesia, the United Kingdom and Egypt.

     Because many of our operations are foreign, virtually all of our tax provision for the nine months ended June 30, 2004 and for fiscal year 2003 related to taxes in foreign jurisdictions. Due to operating losses in certain foreign jurisdictions with low or zero effective tax rates, our consolidated effective tax rate for the nine months ended June 30, 2004 and fiscal year 2003 significantly exceeded the U.S. statutory rate. Based on our operations for fiscal year 2004 to date, we expect that our effective tax rate for fiscal year 2004 will be approximately 60%. In some instances, our tax rate is based on revenues rather than taxable earnings. To the extent our revenues increase, our effective tax rate should decrease. We have recently reorganized our foreign operations to improve management and tax efficiencies, which is expected to lower our effective tax rate in the future.

EMPLOYEES

     We currently employ approximately 1,100 persons in our domestic and foreign operations. In connection with our foreign drilling operations, we are often required by the host country to hire substantial portions of our work force in that country and, in some cases, these employees are represented by foreign unions. To date, we have experienced little difficulty in complying with such requirements, and our drilling operations have not been significantly interrupted by strikes or work stoppages.

ENVIRONMENTAL REGULATION

     The transition zone and shallow water areas of the U.S. Gulf of Mexico are ecologically sensitive. Environmental issues have led to higher drilling costs, a more difficult and lengthy well permitting process and, in general, have adversely affected decisions of oil and gas companies to drill in these areas. In the United States, regulations applicable to our operations include regulations controlling the discharge of materials into the environment, requiring removal and cleanup of materials that may harm the environment or otherwise relating to the protection of the environment. For example, as an operator of a mobile offshore drilling unit in navigable U.S. waters and some offshore areas, we may be liable for damages and costs incurred in connection with oil spills or other unauthorized discharges of chemicals or wastes resulting from or related to those operations. Laws and regulations protecting the environment have become more stringent, and may in some cases impose strict liability, rendering a person liable for environmental damage without regard to negligence or fault on the part of such person. Some of these laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts which were in compliance with all applicable laws at the time they were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on our financial position or results of operations.

     The U.S. Federal Water Pollution Control Act of 1972, commonly referred to as the Clean Water Act, prohibits the discharge of specified substances into the navigable waters of the Unites States without a permit. The regulations implementing the Clean Water Act require permits to be obtained by an operator before specified exploration activities occur. Offshore facilities must also prepare plans addressing spill prevention control and countermeasures. Violations of monitoring, reporting and permitting requirements can result in the imposition of civil and criminal penalties.

     The U.S. Oil Pollution Act of 1990, or OPA, and related regulations impose a variety of requirement on "responsible parties" related to the prevention of oils spills and liability for damages resulting from such spills. Few defenses exist to the liability imposed by OPA, and the liability could be substantial. Failure to comply with ongoing requirements or inadequate cooperation in the event of a spill could subject a responsible party to civil or criminal enforcement action. We have taken all steps necessary to comply with this law, and have received a Certificate of Financial Responsibility (Water Pollution) from the U.S. Coast Guard. Our operations in U.S. waters are also subject to various other environmental regulations regarding pollution, and we have taken steps to ensure compliance with these regulations.

     The U.S. Outer Continental Shelf Lands Act authorizes regulations relating to safety and environmental protection applicable to lessees and permittees operating on the outer continental shelf. Included among these are regulations that require the preparation of spill contingency plans and establish air quality standards for certain pollutants, including particulate matter, volatile organic compounds, sulfur dioxide, carbon monoxide and nitrogen oxides. Specific design and operational standards may apply to outer continental shelf vessels, rigs, platforms, vehicles and structures. Violations of lease conditions or regulations related to the environment issued pursuant to the Outer Continental Shelf Lands Act can result in substantial civil and criminal penalties, as well as potential court injunctions curtailing operations and cancelling leases. Such enforcement liabilities can result from either governmental or citizen prosecution.

     The U.S. Comprehensive Environmental Response, Compensation, and Liability Act, or CERCLA, also known as the "Superfund" law, imposes liability without regard to fault or the legality of the original conduct on some classes of persons that are considered to have contributed to the release of a "hazardous substance" into the environment. These persons include the owner or operator of a facility where a release occurred and companies that disposed or arranged for the disposal of the hazardous substances found at a particular site. Persons who are or were responsible for releases of hazardous substances under CERCLA may be subject to joint and several liability for the cost of cleaning up the hazardous substances that have been released into the environment and for damages to natural resources. It is also not uncommon for third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

OTHER GOVERNMENTAL REGULATION

     Our non-U.S. contract drilling operations are subject to various laws and regulations in countries in which we operate, including laws and regulations relating to the importation of and operation of drilling units, currency conversions and repatriation, oil and gas exploration and development, taxation of offshore earnings and earning of expatriate personnel, the use of local employees and suppliers by foreign contractors and duties on the importation and exportation of drilling units and other equipment. Governments in some foreign countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration for oil and gas and other aspects of the oil and gas industries in their countries. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil and gas companies and may continue to do so. Operations in less developed countries can be subject to legal systems that are not as mature or predictable as those in more developed countries, which can lead to greater uncertainty in legal matters and proceedings.

     Our worldwide operations are also subject to a variety of laws and regulations designed to improve safety in the businesses in which we operate. International conventions, including Safety of Life at Sea, also referred to as SOLAS, and the Code for Construction of Mobile Offshore Drilling Units, also referred to as MODU CODE, generally are applicable to our offshore operations. Historically, we have made significant capital expenditures and incurred additional expenses to ensure that our marine rigs comply with applicable local and international health and safety regulations. Our future efforts to comply with these regulations and standards may increase our costs and may affect the demand for our services by influencing energy prices or limiting the areas in which we may drill.

     Although significant capital expenditures may be required to comply with these governmental laws and regulations, such compliance has not materially adversely affected our earnings or competitive position.

                                   MANAGEMENT

     The following chart sets forth our principal executive officers and the members of our board of directors:

                                                             DATE OF FIRST
                                                              ELECTION OR
         NAME                     POSITION(S) HELD            APPOINTMENT     AGE
         ----                     ----------------           -------------    ---
John R. Irwin..........  President and Chief Executive       November 1992    59
                         Officer, Director
James M. Holland.......  Senior Vice President, Secretary    October 1988     59
                         and Chief Financial Officer
Glen P. Kelley.........  Vice President -- Contracts and     October 1988     56
                         Administration
Deborah A. Beck........  Director                            February 2003    56
Robert W. Burgess......  Director                            September 1990   62
George S. Dotson.......  Director                            February 1988    63
Hans Helmerich.........  Director                            February 1989    45
William J. Morrissey...  Director                            November 1969    76

PRINCIPAL EXECUTIVE OFFICERS

     John R. Irwin is our President and Chief Executive Officer. He has over 30 years of experience in the industry including resident assignments in the U.S., Europe, Singapore, Myanmar, Nigeria and Sharjah. He joined us in July 1979 as Operations Manager -- Technical Services and was promoted to Vice
President -- Operations in 1980 and to Executive Vice President in 1988. Mr. Irwin was promoted to President and also appointed to serve as one of our directors in 1992. He has served as our Chief Executive Officer since 1993. Mr. Irwin is a member of the Society of Petroleum Engineers, a director and past chairman of the International Association of Drilling Contractors, a director of the Offshore Technology Conference, and a Fellow, Institution of Engineers, Australia.

     James M. Holland is our Senior Vice President, Secretary and Chief Financial Officer. He joined us in April 1977 as Accounting Manager after seven years with a public accounting firm, the last two of which he served as an Audit Manager. Mr. Holland was promoted to Controller in October 1977, to Treasurer in January 1980, and to Vice President -- Finance in May 1981. He served in these capacities until October 1988 when he was appointed to Senior Vice President and Secretary.

     Glen P. Kelley is our Vice President -- Contracts & Administration. He worked for us from 1974 until 1980 in various accounting and administrative positions. Mr. Kelley rejoined us as Manager of Operations Administration in January 1983, and was promoted to Vice President -- Contracts & Administration in October 1988. Mr. Kelley has served as chairman of the International Association of Drilling Contractors International Taxation Sub-Committee and Vice Chairman of the Contracts Sub-Committee.

NON-MANAGEMENT DIRECTORS

     Deborah A. Beck serves on our board of directors. At all times during the previous five years, Ms. Beck has been employed by the Northwestern Mutual Life Insurance Company in various executive capacities including Executive Vice President -- Planning and Technology, Senior Vice President -- Insurance Operations, Vice President -- New Business, and Vice President -- Policy Benefits. Ms. Beck served in the legal department for six years, three of which she served as Assistant General Counsel. Northwestern Mutual is a leading direct provider of individual life insurance and offers insurance products, investment products and advisory services. Ms. Beck's current role as Executive Vice President -- Planning and Technology of Northwestern Mutual entails responsibility for strategic planning, merger and acquisition activity, information technology and project management. Ms. Beck's division has a budget of $290 million per year and she oversees the direction of 750 employees.

     Robert W. Burgess serves on our board of directors. Until his retirement in 1999, Mr. Burgess served for over five years as Chief Financial Officer (Senior Vice President) for CIGNA Investment Division, CIGNA Companies. CIGNA is a diversified financial services company with major businesses in insurance, health care, pensions and investments.

     George S. Dotson serves on our board of directors. At all times during the previous five years, Mr. Dotson has served as Vice President -- Drilling of Helmerich & Payne, Inc. and President of Helmerich & Payne International Drilling Company, our selling shareholder. Helmerich & Payne, Inc. is an energy-oriented company engaged in contract drilling. He serves as a director of Helmerich & Payne, Inc., which as a result of its ownership of our common stock through its subsidiary Helmerich & Payne International Drilling Company, may be deemed to be our affiliate. He also serves as a director of Varco International, Inc.

     Hans Helmerich serves on our board of directors. At all times during the previous five years, Mr. Helmerich has served as the Chief Executive Officer as well as a director of Helmerich & Payne, Inc. which, as a result of its ownership of our common stock through its subsidiary, Helmerich & Payne International Drilling Company, may be deemed to be our affiliate.

     William J. Morrissey serves on our board of directors. Mr. Morrissey served as director and Vice Chairman of the Board of Directors of Marine Corporation until the end of 1987 when Marine Corporation was acquired by Banc One Corporation, Columbus, Ohio. Mr. Morrissey is currently retired.

OTHER MANAGEMENT

     Mark A. Childers joined us in February 1999 as General
Manager -- Technical. Mr. Childers began his career with Exxon in 1965. Mr. Childers has over 35 years experience in project management, well control, mooring deepwater drilling systems, marine operations, management of drilling units and management of maintenance and repairs.

     Darryl R. Smith joined us in October 1999 as General Manager -- Operations. Mr. Smith began his career with Conoco in 1969 and has worked internationally in 11 different foreign countries. Mr. Smith has over 30 years experience in operations, logistics, project management, government, client and co-venture relations and contract negotiation.

     Alan Quintero is our Manager of Engineering. He joined us in July 1993 as Senior Project Engineer. He began his career with Exxon in 1985, where he spent six years in various drilling, engineering and management positions. Mr. Quintero joined us after two years with Underwater Tools, Inc. as Project Manager. Mr. Quintero is a member of the Society of Petroleum Engineers and a director of the International Association of Drilling Contractors.

     Mike Campbell joined us in March 2001 and was promoted to his current position of Controller in September 2001. Prior to joining us, he worked four years in public accounting at Ernst & Young, LLP, primarily with oilfield service companies.

               CERTAIN U.S. TAX CONSEQUENCES TO NON-U.S. HOLDERS

GENERAL

     The following is a summary of certain U.S. federal income and estate tax consequences of the ownership and disposition of our common stock by a non-U.S. holder (as defined below) as of the date hereof. Except where noted, this summary deals only with a non-U.S. holder that holds our common stock as a capital asset.

     For purposes of this summary, a "non-U.S. holder" means a beneficial owner of our common stock that is not any of the following for U.S. federal income tax purposes: (i) a citizen or resident of the United States; (ii) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all of its substantial decisions, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

     This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in U.S. federal income or estate tax consequences different from those summarized below. This summary does not represent a detailed description of the U.S. federal income or estate tax consequences to you in light of your particular circumstances. In addition, it does not provide a description of the U.S. federal income or estate tax consequences to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, "controlled foreign corporation," "passive foreign investment company" or "foreign personal holding company"). We cannot assure you that a change in law will not alter significantly the tax consequences that we describe in this summary.

     If an entity classified as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partnership holding our common stock, or a partner in such a partnership, you should consult your tax advisors.

     IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE PARTICULAR U.S. FEDERAL TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF THE COMMON STOCK, AS WELL AS THE CONSEQUENCES TO YOU ARISING UNDER THE LAWS OF ANY OTHER TAXING JURISDICTION, INCLUDING ANY STATE, LOCAL OR FOREIGN TAX CONSEQUENCES.

DIVIDENDS

     Dividends paid to a non-U.S. holder of our common stock generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by a non-U.S. holder within the United States and, where an income tax treaty applies, are attributable to a U.S. permanent establishment of the non-U.S. holder, are not subject to this withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable individual or corporate rates. Certain certification and disclosure requirements must be complied with in order for effectively connected income resulting from receipt of dividends on the common stock to be exempt from this withholding tax. Any such effectively connected income resulting from dividends on the common stock received by a foreign corporation may, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable income tax treaty rate (and avoid backup withholding as discussed below) for dividends, will be required to (a) complete IRS Form W-8BEN (or successor form) and certify under penalties of perjury, that such holder is not a United States person or (b) if the common stock is held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are entities rather than individuals.

     A non-U.S. holder of our common stock eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

GAIN ON DISPOSITION OF COMMON STOCK

     A non-U.S. holder generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of our common stock unless (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (in which case, for a non-U.S. holder that is a foreign corporation, the branch profits tax described above may also apply), and, where an income tax treaty applies, is attributable to a U.S. permanent establishment of the non-U.S. holder, (ii) in the case of a non-U.S. holder who is an individual and holds the common stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale or other disposition and certain other conditions are met, or (iii) we are or have been a "United States real property holding corporation" for U.S. federal income tax purposes.

     We do not believe we currently are, and do not anticipate becoming, a "United States real property holding corporation" for U.S. federal income tax purposes. However, even if we are, or in the future become, a "United States real property holding corporation," then if our common stock is regularly traded on an established securities market, only a non-U.S. holder who holds or held, directly or indirectly, (at any time during the shorter of the five-year period preceding the date of disposition or the holder's holding period) more than five percent of the common stock will be subject to U.S. federal income tax on the disposition of the common stock unless an applicable income tax treaty exemption applies.

FEDERAL ESTATE TAX

     Common stock held by an individual non-U.S. holder at the time of death will be included in such holder's gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld (if any) with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and any withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. In addition, dividends paid to a non-U.S. holder generally will be subject to backup withholding unless applicable certification requirements are met (and the payor does not have actual knowledge or reason to know that such holder is a United States person) or such holder otherwise establishes an exemption.

     Payment of the proceeds of a sale of our common stock to or through the U.S. office of a broker will be subject to information reporting and may be subject to backup withholding unless the beneficial owner certifies under penalties of perjury that it is not a United States person (and the payor does not have actual knowledge or reason to know that the holder is a United States person) or the holder otherwise establishes an exemption.

     Payment of the proceeds of a sale of our common stock effected outside the United States by a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale effected by a foreign office of a broker will be subject to information reporting and backup withholding if:

         (i) the proceeds are transferred to an account maintained by the holder in the United States,

         (ii) the payment of proceeds or the confirmation of the sale is mailed to the holder at a U.S. address, or

         (iii) the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the holder certifies under penalties of perjury that it is not a United States person (and the broker does not have actual knowledge or reason to know that the holder is a United States person) or the holder otherwise establishes an exemption.

     In addition, information reporting requirements (but not backup withholding) will apply to a payment of the proceeds of a sale of our common stock effected outside the United States by a foreign office of a broker if the broker:

         (i) is a United States person,

         (ii) derives 50 percent or more of its gross income for certain periods from the conduct of a trade or business in the United States,

         (iii) is a "controlled foreign corporation" for U.S. federal income tax purposes, or

         (iv) is a foreign partnership that at any time during its taxable year is more than 50 percent (by income or capital interest) owned by United States persons or is engaged in the conduct of a U.S. trade or business, unless in any such case the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain conditions are met, or the holder otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished to the IRS.

                              SELLING SHAREHOLDER

     The table below sets forth the beneficial ownership of our common stock by the selling shareholder as of October 4, 2004. Beneficial ownership includes outstanding common stock and common stock that a person has the right to acquire within 60 days of this prospectus supplement. The selling shareholder has the sole power to direct the voting and investment of the securities it owns.

                                                                                         PERCENTAGE OF
                                                                                        OWNERSHIP OF ALL
                                                        MAXIMUM       TOTAL SHARES OF     OUTSTANDING
                                  TOTAL SHARES OF        NUMBER         COMMON STOCK       SHARES OF
                                    COMMON STOCK      OF SHARES OF      TO BE OWNED       COMMON STOCK
                                    OWNED BEFORE      COMMON STOCK       AFTER THE      AFTER COMPLETION
              NAME                  THE OFFERING     TO BE OFFERED        OFFERING      OF THE OFFERING
              ----                ----------------  ----------------  ----------------  ----------------
Helmerich & Payne International
  Drilling Co. .................     3,000,000         1,000,000         2,000,000           13.4%

     As of October 4, 2004, Helmerich & Payne International Drilling Co. owned of record and beneficially 3,000,000 shares of our common stock, or approximately 21.63% of the issued and outstanding shares of our common stock. Two of our directors, Hans Helmerich and George S. Dotson, are executive officers of Helmerich & Payne, Inc., the parent company of Helmerich & Payne International Drilling Co. They have each held such positions for the prior three years. Messrs. Dotson and Helmerich serve on our Executive and Nominating and Corporate Governance Committees, having served in such capacities since being appointed in 2003. In addition, Mr. Dotson serves on our Audit and Compensation Committees, having served in such capacity for the prior three years. Walter H. Helmerich, III, Chairman of Helmerich & Payne, Inc. served on our board of directors for over 30 years prior to his decision not to run for re-election to our board of directors in February 2003.

     We and the selling shareholder each owned a 50% interest in RIG-200 prior to May 2003, when we sold our interest to the selling shareholder. We did not recognize a gain or loss as a result of the sale.

     We have entered into a registration rights agreement with the selling shareholder. The registration rights agreement generally provides that we will file a registration statement for 3,000,000 shares of our common stock owned by the selling shareholder. We filed the registration statement on July 21, 2004. The selling shareholder will pay filing fees for such shares, fees and expenses, if any, of its counsel or other advisers, and any underwriting discounts, brokerage fees and commissions incurred in connection with the offering of such shares. Other offering expenses will be allocated as set forth in the registration rights agreement.

                                  UNDERWRITING

     Atwood Oceanics, Inc., Helmerich & Payne International Drilling Company, and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co. and Credit Suisse First Boston LLC are the representatives of the underwriters.

                                                                NUMBER
                        UNDERWRITERS                          OF SHARES
                        ------------                          ---------
  Goldman, Sachs & Co. .....................................
  Credit Suisse First Boston LLC............................
  Jefferies & Company, Inc. ................................
  Raymond James & Associates, Inc. .........................
  Stifel, Nicolaus & Company, Incorporated..................
  Petrie Parkman & Co, Inc. ................................
  Sanders Morris Harris, Inc. ..............................
                                                              ----------
     Total..................................................
                                                              ==========

     The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

     If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional 300,000 shares from Atwood Oceanics, Inc. to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by Atwood Oceanics, Inc. and the selling shareholder. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase 300,000 additional shares.

                         PAID BY ATWOOD OCEANICS, INC.

                                                       NO EXERCISE   FULL EXERCISE
                                                       -----------   -------------
Per Share............................................   $              $
Total................................................   $              $

              PAID BY HELMERICH & PAYNE INTERNATIONAL DRILLING CO.

                                                       NO EXERCISE   FULL EXERCISE
                                                       -----------   -------------
Per Share............................................   $              $
Total................................................   $              $

     Shares sold by the underwriters to the public will initially be offered at the initial price to public set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be
sold at a discount of up to $     per share from the initial price to public.
Any such securities dealers may resell any shares purchased from the underwriters to certain other brokers or dealers at a discount of up to $ per share from the initial price to public. If all the shares are not sold at the initial price to public, the representatives may change the offering price and the other selling terms.

     Atwood Oceanics, Inc., its executive officers and directors and the selling shareholder have agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 180 days after the date of this prospectus supplement, except with the prior written consent of Goldman, Sachs & Co. on behalf of the representatives. This agreement does not apply to any existing employee benefit plans.

     In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from the company in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option granted to them. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of the company's stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

     Each underwriter has represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiration of a period of six months from the date of this prospectus supplement, will not offer or sell any shares of our common stock to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000, or FSMA) received by it in connection with the issue or sale of any shares of our common stock, or in circumstances in which section 21(1) of the FSMA does not apply to us; (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

     Shares of Atwood Oceanics, Inc.'s common stock may not be offered or sold, transferred or delivered as part of their initial distribution or at any time thereafter, directly or indirectly, to any individual or legal entity in the Netherlands other than to individuals or legal entities who or which trade or invest in securities in the conduct of their profession or trade, which includes banks, securities intermediaries, insurance companies, pension funds, other institutional investors and commercial enterprises which, as an ancillary activity, regularly trade or invest in securities.

     Shares of Atwood Oceanics, Inc.'s common stock may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to shares of our common stock may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of our common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     This prospectus supplement and accompanying prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and accompanying prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of shares of our common stock may not be circulated or distributed, nor may shares of our common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of shares of our common stock to the public in Singapore.

     Each underwriter has acknowledged and agreed that shares of our common stock have not been registered under the Securities and Exchange Law of Japan and are not being offered or sold and may not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan, except
(i) pursuant to an exemption from the registration requirements of the Securities and Exchange Law of Japan and (ii) in compliance with any other applicable requirements of Japanese law.

     Atwood Oceanics, Inc. and the selling shareholder estimate that their share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $250,000 and $250,000, respectively.

     Atwood Oceanics, Inc. and the selling shareholder have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

     Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for Atwood Oceanics, Inc., for which they received or will receive customary fees and expenses.

                                 LEGAL MATTERS

     Certain legal matters in connection with this offering will be passed upon for us by Strasburger & Price, L.L.P., Houston, Texas, and for the underwriters by Vinson & Elkins L.L.P., Houston, Texas.

                                    EXPERTS

     The consolidated financial statements as of September 30, 2003 and 2002 and for each of the two years in the period ended September 30, 2003 incorporated in this prospectus supplement by reference to our Annual Report on Form 10-K for the year ended September 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers, LLP, independent registered public accounting firm, given on authority of said firm as experts in auditing and accounting.

     The consolidated financial statements as of September 30, 2001, and for each of the three years in the period ended September 30, 2001 incorporated by reference in this prospectus supplement and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus supplement, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933, as amended. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus supplement, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

                             AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. Our website address is www.atwd.com. We make available free of charge on or through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to
Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information on our website is not incorporated by reference into this prospectus supplement or made a part hereof for any purpose. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and copy charges.

     We have filed two registration statements and related exhibits on Form S-3 with the SEC under the Securities Act of 1933, as amended, to which this prospectus supplement relates. The registration statements contain additional information about us and our securities. You may read the registration statements and exhibits without charge at the SEC's public reference rooms, you may access the same at the SEC's web site described above, or you may obtain copies from the SEC at prescribed rates.

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to the other documents on file with the SEC. Some information that we currently have on file is incorporated by reference into this prospectus supplement and the accompanying prospectus and is an important part of both documents.

     We incorporate by reference the documents listed below filed by us and any future filings made by us with the SEC under section 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than information furnished under Item 9 or Item 12 of any Form 8-K that is listed below or under Item 2.02 or Item 7.01 of any Form 8-K or that is filed in the future and is not deemed filed under the Exchange
Act), until this offering is completed:

     - our annual report on Form 10-K for the fiscal year ended September 30, 2003 (as amended on Form 10-K/A filed with the SEC on October 1, 2004);

     - our quarterly reports on Form 10-Q for the fiscal quarters ended December 31, 2003, March 31, 2004 and June 30, 2004;

     - our current reports on Form 8-K filed with the SEC on January 29, 2004, March 3, 2004, April 15, 2004, April 28, 2004, May 19, 2004, May 26,
       2004, July 26, 2004, July 29, 2004, September 1, 2004, and September 22,
       2004.

     - the description of our common stock, par value $1.00 per share, contained in our registration statement on Form 8-A, initially filed with the SEC on July 2, 1997, and any subsequent amendment thereto filed for the purposes of updating such description; and

     - the description of our preferred stock purchase rights contained in our registration statement on Form 8-A, initially filed with the SEC on October 21, 2002, and any subsequent amendment thereto filed for the purposes of updating such description.

     Upon your written or oral request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at: 15835 Park Ten Place Drive, Houston, Texas 77084, (281) 749-7800, Attention: James M. Holland.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Statements included in this prospectus supplement which are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from to time to time make other oral or written statements which are also forward-looking statements.

     These forward-looking statements are made based upon management's current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

     Important factors that could cause our actual results of operations or our actual financial conditions to differ include, but are not necessarily limited to:

     - our dependence on the oil and gas industry;

     - the operational risks involved in drilling for oil and gas;

     - changes in rig utilization and dayrates in response to the level of activity in the oil and gas industry, which is significantly affected by indications and expectations regarding the level and volatility of oil and gas prices, which in turn are affected by such things as political, economic and weather conditions affecting or potentially affecting regional or worldwide demand for oil and gas, actions or anticipated actions by OPEC, inventory levels, deliverability constraints, and future market activity;

     - the extent to which customers and potential customers continue to pursue deepwater drilling;

     - exploration success or lack of exploration success by our customers and potential customers;

     - the highly competitive and cyclical nature of our business, with periods of low demand and excess rig availability;

     - the impact of the war with Iraq or other military operations, terrorist acts or embargoes elsewhere;

     - our ability to enter into and the terms of future drilling contracts;

     - the availability of qualified personnel;

     - our failure to retain the business of one or more significant customers;

     - the termination or renegotiation of contracts by customers;

     - the availability of adequate insurance at a reasonable cost;

     - the occurrence of an uninsured loss;

     - the risks of international operations, including possible economic, political, social or monetary instability, and compliance with foreign laws;

     - the effect SARS or other public health concerns could have on our international operations and financial results;

     - compliance with or breach of environmental laws;

     - the incurrence of secured debt or additional unsecured indebtedness or other obligations by us or our subsidiaries;

     - the adequacy of sources of liquidity;

     - currently unknown rig repair needs and/or additional opportunities to accelerate planned maintenance expenditures due to presently unanticipated rig downtime;

     - higher than anticipated accruals for performance-based compensation due to better than anticipated performance by us, higher than anticipated severance expenses due to unanticipated employee terminations, higher than anticipated legal and accounting fees due to unanticipated financing or other corporate transactions, and other factors that could increase general and administrative expenses;

     - the actions of our competitors in the offshore drilling industry, which could significantly influence rig dayrates and utilization;

     - changes in the geographic areas in which our customers plan to operate, which in turn could change our expected effective tax rate;

     - changes in oil and gas drilling technology or in our competitors' drilling rig fleets that could make our drilling rigs less competitive or require major capital investments to keep them competitive;

     - rig availability;

     - the effects and uncertainties of legal and administrative proceedings and other contingencies;

     - the impact of governmental laws and regulations and the uncertainties involved in their administration, particularly in some foreign jurisdictions;

     - changes in accepted interpretations of accounting guidelines and other accounting pronouncements and tax laws;

     - the risks involved in the construction, upgrade, and repair of our drilling units; and

     - such other factors as may be discussed under the caption "Risk Factors" beginning on page S-8 of this prospectus supplement and page 7 of the accompanying prospectus and in our other reports filed with the SEC.

     These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. The words "believe," "impact," "intend," "estimate," "anticipate," "plan" and similar expressions identify forward-looking statements. When considering any forward-looking statement, you should also keep in mind the risk factors described under the section entitled "Risk Factors" beginning on page S-8 of this prospectus supplement and page 7 of the accompanying prospectus. Undue reliance should not be placed on these forward-looking statements, which are applicable only on the date hereof. Neither we nor our representatives have a general obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof or to reflect the occurrence of unanticipated events.

                             ATWOOD OCEANICS, INC.

                                  $250,000,000

                                 Common Stock,
                                Preferred Stock,
                                Debt Securities,
                    and/or Warrants to purchase Common Stock

                                      and

       3,000,000 shares of Common Stock owned by the Selling Shareholder

                             ---------------------

     We may from time to time offer up to $250,000,000 of common stock, preferred stock, debt securities, and/or warrants to purchase our common stock. The selling shareholder identified in this prospectus may offer up to an additional 3,000,000 shares of our common stock. We will not receive any of the proceeds from the sale of any shares being sold by the selling shareholder.

     Our common stock is listed on the New York Stock Exchange under the symbol "ATW".

     See "Risk Factors" on page 7 to read about factors you should consider before buying shares of our common stock or other securities we may offer for sale.

     The selling shareholder and we may offer these securities to or through underwriters, and also to other purchasers or through agents. The names of the underwriters will be set forth in a prospectus supplement. The prospectus supplement may also update or change the information contained in this prospectus. You should read this prospectus and any related prospectus supplement carefully before you invest in our securities.

                             ---------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                       Prospectus dated October 5, 2004.

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Special Note Regarding Forward-Looking Statements...........     2
About this Prospectus.......................................     4
Available Information.......................................     4
Documents Incorporated by Reference.........................     5
The Company.................................................     6
Risk Factors................................................     7
Use of Proceeds.............................................    14
Ratio of Earnings to Fixed Charges..........................    14
Description of Common Stock.................................    15
Description of Preferred Stock..............................    18
Description of Debt Securities..............................    19
Description of Warrants.....................................    27
Selling Shareholder.........................................    29
Plan of Distribution........................................    30
Legal Matters...............................................    32
Experts.....................................................    32

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     Statements included in this prospectus which are not historical facts (including any statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements. In addition, we and our representatives may from to time to time make other oral or written statements which are also forward-looking statements.

     These forward-looking statements are made based upon management's current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements.

     Important factors that could cause our actual results of operations or our actual financial conditions to differ include, but are not necessarily limited to:

     - our dependence on the oil and gas industry;

     - the operational risks involved in drilling for oil and gas;

     - changes in rig utilization and dayrates in response to the level of activity in the oil and natural gas industry, which is significantly affected by indications and expectations regarding the level and volatility of oil and natural gas prices, which in turn are affected by such things as political, economic and weather conditions affecting or potentially affecting regional or worldwide demand for oil and natural gas, actions or anticipated actions by OPEC, inventory levels, deliverability constraints, and future market activity;

     - the extent to which customers and potential customers continue to pursue deepwater drilling;

     - exploration success or lack of exploration success by our customers and potential customers;

     - the highly competitive and cyclical nature of our business, with periods of low demand and excess rig availability;

     - the impact of the war with Iraq or other military operations, terrorist acts or embargoes elsewhere;

     - our ability to enter into and the terms of future drilling contracts;

     - the availability of qualified personnel;

     - our failure to retain the business of one or more significant customers;

     - the termination or renegotiation of contracts by customers;

     - the availability of adequate insurance at a reasonable cost;

     - the occurrence of an uninsured loss;

     - the risks of international operations, including possible economic, political, social or monetary instability, and compliance with foreign laws;

     - the effect SARS or other public health concerns could have on our international operations and financial results;

     - compliance with or breach of environmental laws;

     - the incurrence of secured debt or additional unsecured indebtedness or other obligations by us or our subsidiaries;

     - the adequacy of sources of liquidity;

     - currently unknown rig repair needs and/or additional opportunities to accelerate planned maintenance expenditures due to presently unanticipated rig downtime;

     - higher than anticipated accruals for performance-based compensation due to better than anticipated performance by us, higher than anticipated severance expenses due to unanticipated employee terminations, higher than anticipated legal and accounting fees due to unanticipated financing or other corporate transactions, and other factors that could increase G&A expenses;

     - the actions of our competitors in the oil and gas drilling industry, which could significantly influence rig dayrates and utilization;

     - changes in the geographic areas in which our customers plan to operate, which in turn could change our expected effective tax rate;

     - changes in oil and natural gas drilling technology or in our competitors' drilling rig fleets that could make our drilling rigs less competitive or require major capital investments to keep them competitive;

     - rig availability;

     - the effects and uncertainties of legal and administrative proceedings and other contingencies;

     - the impact of governmental laws and regulations and the uncertainties involved in their administration, particularly in some foreign jurisdictions;

     - changes in accepted interpretations of accounting guidelines and other accounting pronouncements and tax laws;

     - the risks involved in the construction and upgrade of our drilling units; and

     - such other factors as may be discussed under the caption "Risk Factors" beginning on page 7 of this prospectus and in our other reports filed with the Securities and Exchange Commission.

     These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results. The words "believe," "impact," "intend," "estimate," "anticipate," "plan" and similar expressions identify forward-looking statements. When considering any forward-looking statement, you should also keep in mind the risk factors described under the section entitled "Risk Factors" beginning on page 7 of this prospectus and any other risk factors described in an applicable prospectus supplement. Undue reliance should not be placed on these forward-looking statements, which are applicable only on the date hereof. Neither we nor our representatives have a general obligation to revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof or to reflect the occurrence of unanticipated events.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a shelf registration process. Under this shelf registration process, we may offer from time to time any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $250,000,000 and the selling shareholder may offer from time to time up to 3,000,000 shares of common stock in one or more offerings.

     This prospectus provides you with a general description of the securities that we or the selling shareholder may offer. Each time we or the selling shareholder offers securities, we or the selling shareholder will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update other information contained in this prospectus. You should read both this prospectus and the accompanying prospectus supplement, together with additional information described below under the headings "Available Information" and "Documents Incorporated by Reference."

     As used in this prospectus generally, the terms "Atwood," "the Company," "we," "our" or "us" means Atwood Oceanics, Inc. and its direct or indirect subsidiaries.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE ELSE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THAT DOCUMENT. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

                             AVAILABLE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. Our website address is www.atwd.com. We make available free of charge on or through our website our annual report on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to
Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information on our website is not incorporated by reference into this prospectus or made a part hereof for any purpose. You may also read and copy any document we file at the SEC's Public Reference Room at 450 Fifth

Street, NW, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms and copy charges.

     We have filed a registration statement and related exhibits on Form S-3 with the SEC under the Securities Act of 1933. The registration statement contains additional information about us and our securities. You may read the registration statement and exhibits without charge at the SEC's public reference rooms, you may access same at the SEC's web site described above, or you may obtain copies from the SEC at prescribed rates.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means that we can disclose important information to you by referring to other documents on file with the SEC. Some information that we currently have on file is incorporated by reference and is an important part of this prospectus. Some information that we file later with the SEC will automatically update and supersede this information.

     We incorporate by reference the following documents that we have filed or may file with the SEC pursuant to the Securities Exchange Act of 1934:

     - Description of our common stock, par value $1.00 per share (Common Stock), contained in our Registration Statement on Form 8-A, filed on July 2, 1997;

     - Description of our preferred stock purchase rights, contained in our Registration Statement on Form 8-A, filed on October 21, 2002;

     - Annual Report on Form 10-K for the fiscal year ended September 30, 2003, filed on December 29, 2003;

     - Quarterly Reports on Form 10-Q for the fiscal quarter ended December 31, 2003, filed on February 11, 2004 and for the fiscal quarter ended March 31, 2004, filed on May 11, 2004;

     - Current Reports on Form 8-K filed January 29, 2004, March 3, 2004, April 15, 2004, April 28, 2004, May 19, 2004, and May 26, 2004 (except for information and exhibits furnished pursuant to Rule 101(e)(1) of regulation FD (CFR 243.101(e)(1)) which are not incorporated herein); and

     - All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

     Upon your written or oral request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at: 15835 Park Ten Place Drive Houston, Texas 77084
(281)-749-7800, Attention: James M. Holland.

                                  THE COMPANY

     We are engaged in the international offshore drilling of exploratory and developmental oil and gas wells, and related support, management and consulting services. We are headquartered in Houston, Texas, USA, and were incorporated as a Texas corporation in 1968. We commenced operations in 1970.

     Our fleet currently consists of eight active, wholly-owned drilling units:

     - two semisubmersibles capable of drilling in up to 5,000 feet of water;

     - one semisubmersible capable of drilling in up to 3,700 feet of water;

     - one semisubmersible capable of drilling in up to 2,000 feet of water;

     - one 400 foot cantilever jack-up;

     - one 300 foot cantilever jack-up;

     - one semisubmersible self-erecting tender-assist rig; and

     - one submersible.

Each type of drilling rig is designed for different purposes and applications, for operations in different water depths, bottom conditions, environments and geographical areas, and for different drilling and operating requirements. In December 2000, we purchased a semisubmersible hull for future conversion to a tender-assist vessel. We also manage the operations of two operator-owned platform rigs offshore northwest Australia.

     From 1996 to 2003, we spent approximately $340 million in upgrading seven of our active offshore mobile drilling units. The ATWOOD HUNTER and ATWOOD EAGLE were both upgraded to 5,000 ft. water depth capability in 2001 and 2002, respectively. The upgrades to both rigs included new 120-bed quarters, new higher capacity cranes, along with upgraded well control, drilling and mud systems, in addition to other improvements to the drilling and subsea completion capabilities of the units. In addition, construction of the new $120 million KFELS MOD-V, Enhanced B-Class, jack-up drilling unit, the ATWOOD BEACON, was completed on schedule and the unit commenced operation as our eighth active mobile offshore drilling unit in early August 2003.

     During our history, we have conducted drilling operations in most of the major offshore exploration areas of the world including: the Arabian Gulf, the Red Sea, Australia, East and West Africa, Southeast Asia, the Far East, Papua New Guinea, India, the Mediterranean Sea, Central and South America and the U.S. Gulf of Mexico. Our current worldwide operations revolve around eight premium offshore mobile drilling units located in four areas of the world -- the United States, Southeast Asia, the Mediterranean Sea, and Australia. Historically, the majority of our drilling units have operated outside of U.S. waters. Approximately 94%, 95% and 82% of our contract revenues were derived from foreign operations in fiscal years 2003, 2002 and 2001, respectively. The submersible RICHMOND is our only drilling unit currently working in U.S. waters. We support our operations from our Houston headquarters and affiliated offices in Australia, Malaysia, Indonesia, the United Kingdom and Egypt.

                                  RISK FACTORS

     An investment in our securities involves significant risks. You should carefully consider the risk factors described below before deciding whether to invest in our securities. The risks and uncertainties described below are not the only ones we face. You should also carefully read and consider all of the information we have included, or incorporated by reference, in this prospectus, before you decide to invest in our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business.

WE RELY ON THE OIL AND NATURAL GAS INDUSTRY AND VOLATILE OIL AND NATURAL GAS PRICES IMPACT DEMAND FOR OUR SERVICES.

     Demand for our services depends on activity in offshore oil and natural gas exploration, development and production. The level of exploration, development and production activity is affected by factors such as:

     - prevailing oil and natural gas prices;

     - expectations about future prices;

     - the cost of exploring for, producing and delivering oil and natural gas;

     - the sale and expiration dates of available offshore leases;

     - worldwide demand for petroleum products;

     - current availability of oil and natural gas resources;

     - the rate of discovery of new oil and natural gas reserves in offshore areas;

     - local and international political and economic conditions;

     - technological advances;

     - ability of oil and natural gas companies to generate or otherwise obtain funds for capital;

     - the ability of the Organization of Petroleum Exporting Countries, or OPEC, to set and maintain production levels and pricing;

     - political or other disruptions that limit exploration, development and production in oil-producing countries;

     - the level of production by non-OPEC countries; and

     - laws and governmental regulations that restrict exploration and development of oil and natural gas in various jurisdictions.

     During recent years, the level of offshore exploration, development and production activity has been volatile. Such volatility is likely to continue in the future. A decline in the worldwide demand for oil and natural gas or prolonged low oil or natural gas prices in the future would likely result in reduced exploration and development of offshore areas and a decline in the demand for our services. Even during periods of high prices for oil and natural gas, companies exploring for oil and gas may cancel or curtail programs, or reduce their levels of capital expenditures for exploration and production for a variety of reasons. Any such decrease in activity is likely to reduce our day rates and our utilization rates and, therefore, could have a material adverse effect on our financial condition, results of operations and cash flows.

RIG CONVERSIONS, UPGRADES OR NEWBUILDS MAY BE SUBJECT TO DELAYS AND COST
OVERRUNS.

     From time to time we may undertake to increase our fleet capacity through conversions or upgrades to rigs or through new construction. These projects are subject to risks of delay or cost overruns inherent in any large construction project resulting from numerous factors, including the following:

     - shortages of equipment, materials or skilled labor;

     - unscheduled delays in the delivery of ordered materials and equipment;

     - unanticipated cost increases;

     - weather interferences;

     - difficulties in obtaining necessary permits or in meeting permit conditions;

     - design and engineering problems; and

     - shipyard failures.

GOVERNMENT REGULATION AND ENVIRONMENTAL RISKS REDUCE OUR BUSINESS OPPORTUNITIES AND INCREASE OUR COSTS.

     We must comply with extensive government regulation in the form of international conventions, federal, state and local laws and regulations in jurisdictions where our vessels operate and are registered. These conventions, laws and regulations govern oil spills and matters of environmental protection, worker health and safety, and the manning, construction and operation of vessels, and vessel and port security. We believe that we are in material compliance with all applicable environmental, health and safety, and vessel and port security laws and regulations. We are not a party to any pending governmental litigation or similar proceeding, and we are not aware of any threatened governmental litigation or proceeding which, if adversely determined, would have a material adverse effect on our financial condition or results of operations. However, the risks of incurring substantial compliance costs, liabilities and penalties for non-compliance are inherent in our industry. Compliance with environmental, health and safety, and vessel and port security laws increases our costs of doing business. Additionally, environmental, health and safety, and vessel and port security laws change frequently. Therefore, we are unable to predict the future costs or other future impact of environmental, health and safety, and vessel and port security laws on our operations. There is no assurance that we can avoid significant costs, liabilities and penalties imposed as a result of governmental regulation in the future.

OPERATING HAZARDS INCREASE OUR RISK OF LIABILITY; WE MAY NOT BE ABLE TO FULLY INSURE AGAINST THESE RISKS.

     Our operations are subject to various operating hazards and risks, including:

     - catastrophic marine disaster;

     - adverse sea and weather conditions;

     - mechanical failure;

     - navigation errors;

     - collision;

     - oil and hazardous substance spills, containment and clean up;

     - labor shortages and strikes;

     - damage to and loss of drilling rigs and production facilities; and

     - war, sabotage and terrorism.

     These risks present a threat to the safety of personnel and to our rigs, cargo, equipment under tow and other property, as well as the environment. We could be required to suspend our operations or request that others suspend their operations as a result of these hazards. Third parties may have significant claims against us for damages due to personal injury, death, property damage, pollution and loss of business if such event were to occur in our operations.

     We maintain insurance coverage against the casualty and liability risks listed above. We believe our insurance is adequate, and we have never experienced a loss in excess of policy limits. However, we may not be able to renew or maintain our existing insurance coverage at commercially reasonable rates or at all. Additionally, there is no assurance that our insurance coverage will be adequate to cover future claims that may arise.

OUR RELIANCE ON FOREIGN OPERATIONS EXPOSES US TO ADDITIONAL RISKS NOT GENERALLY ASSOCIATED WITH DOMESTIC OPERATIONS, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR OPERATIONS OR FINANCIAL RESULTS.

     During the past five years, we derived substantially all of our revenues from foreign sources. We, therefore, face risks inherent in conducting business internationally, such as:

     - legal and governmental regulatory requirements;

     - difficulties and costs of staffing and managing international operations;

     - language and cultural differences;

     - potential vessel seizure or nationalization of assets;

     - import-export quotas or other trade barriers;

     - renegotiation or nullification of existing contracts;

     - difficulties in collecting accounts receivable and longer collection periods;

     - foreign and domestic monetary policies;

     - political and economic instability;

     - terrorist acts, war and civil disturbances;

     - assault on property or personnel;

     - travel limitations or operational problems caused by severe acute respiratory syndrome (SARS) or other public health threats;

     - imposition of currency exchange controls; and

     - potentially adverse tax consequences, including those due to changes in laws or interpretation of existing laws.

     In the past, these conditions or events have not materially affected our operations. However, we cannot predict whether any such conditions or events might develop in the future. Also, we organized our subsidiary structure and our operations, in part, based on certain assumptions about various foreign and domestic tax laws, currency exchange requirements, and capital repatriation laws. While we believe our assumptions are correct, there can be no assurance that taxing or other authorities will reach the same conclusion. If our assumptions are incorrect, or if the relevant countries change or modify such laws or the current interpretation of such laws, we may suffer adverse tax and financial consequences, including the reduction of cash flow available to meet required debt service and other obligations. Any of these factors could materially adversely affect our international operations and, consequently, our business, operating results and financial condition.

WE MAY SUFFER LOSSES AS A RESULT OF FOREIGN EXCHANGE RESTRICTIONS AND FOREIGN CURRENCY FLUCTUATIONS.

     A significant portion of the contract revenues of our foreign operations are paid in U.S. dollars; however, some payments are made in foreign currencies. As a result, we are exposed to currency fluctuations and exchange rate risks as a result of our foreign operations. To minimize the financial impact of these risks when we are paid in foreign currency, we attempt to match the currency of operating costs with the currency of contract revenue. However, any increase in the value of the U.S. dollar in relation to the value of applicable foreign currencies could adversely affect our operating revenues when translated into U.S. dollars. To date, currency fluctuations have not had a material impact on our financial condition or results of operations.

WE ARE SUBJECT TO WAR, SABOTAGE AND TERRORISM, WHICH COULD HAVE AN ADVERSE EFFECT ON OUR BUSINESS.

     The terrorist attacks of September 11, 2001 have had a continuing impact, including those related to the current U.S. military campaigns in Afghanistan and Iraq, on the energy industry. It is unclear what impact the current U.S. military campaigns or possible future campaigns will have on the energy industry in general, or us in particular, in the future. Uncertainty surrounding retaliatory military strikes or a sustained military campaign may affect our operations in unpredictable ways, including changes in the insurance markets, disruptions of fuel supplies and markets, particularly oil, and the possibility that infrastructure facilities, including pipelines, production facilities, refineries, electric generation, transmission and distribution facilities, could be direct targets of, or indirect casualties of, an act of terror. War or risk of war may also have an adverse effect on the economy.

     The terrorist attacks have resulted in a hardening of the insurance market. We maintain insurance coverage against casualty and liability risks and have renewed our primary insurance program for the insurance year 2004-2005. We will evaluate the need to maintain this coverage as it applies to our drilling fleet in the future. We believe our insurance is adequate, and we have never experienced a loss in excess of policy limits. There is no assurance that our insurance coverage will be available or affordable and, if available, whether it will be adequate to cover future claims that may arise.

     Instability in the financial markets as a result of war, sabotage or terrorism could also affect our ability to raise capital and could also adversely affect the oil, gas and power industries and restrict their future growth.

THE INTENSE PRICE COMPETITION AND CYCLICALITY OF OUR INDUSTRY, WHICH IS MARKED BY PERIODS OF LOW DEMAND, EXCESS RIG AVAILABILITY AND LOW DAYRATES, COULD HAVE AN ADVERSE EFFECT ON OUR REVENUES, PROFITABILITY AND CASH FLOWS.

     The contract drilling business is highly competitive with numerous industry participants. The industry has experienced consolidation in recent years and may experience additional consolidation. Recent mergers among oil and natural gas exploration and production companies have reduced the number of available customers.

     Drilling contracts are, for the most part, awarded on a competitive bid basis. Price competition is often the primary factor in determining which qualified contractor is awarded a job, although rig availability and the quality and technical capability of service and equipment are also factors. We compete with approximately ten other drilling contractors, most of which are substantially larger and have appreciably greater resources than us.

     The industry in which we operate historically has been cyclical, marked by periods of low demand, excess rig supply and low dayrates, followed by periods of high demand, short rig supply and increasing dayrates. Periods of excess rig supply intensify the competition in the industry and often result in rigs being idled. Several markets in which we operate are currently oversupplied. Lower utilization and dayrates in one or more of the regions in which we operate would adversely affect our revenues and profitability. Prolonged periods of low utilization and dayrates could also result in the recognition of impairment charges on certain of our drilling rigs if future cash flow estimates, based upon information available to management at the time, indicate that the carrying value of these rigs may not be recoverable. We may be required to idle rigs or to enter into lower-rate contracts in response to market conditions in the future.

WE RELY HEAVILY ON A SMALL NUMBER OF CUSTOMERS AND THE LOSS OF A SIGNIFICANT CUSTOMER COULD HAVE AN ADVERSE IMPACT ON OUR FINANCIAL RESULTS.

     Our contract drilling business is subject to the usual risks associated with having a limited number of customers for our services. ExxonMobil, Woodside Energy Ltd., and Esso Exploration Angola provided approximately 33%, 17%, and 13%, respectively of our consolidated revenues in fiscal year 2003. Our results of operations could be materially adversely affected if any of our major customers terminate its contracts with us, fails to renew our existing contracts or refuses to award new contracts to us.

WE MAY SUFFER LOSSES IF OUR CUSTOMERS TERMINATE OR SEEK TO RENEGOTIATE THEIR CONTRACTS.

     Certain of our contracts with customers may be cancelable upon specified notice at the option of the customer. Other contracts require the customer to pay a specified early termination payment upon cancellation, which payments may not fully compensate us for the loss of the contract. Contracts customarily provide for either automatic termination or termination at the option of the customer in the event of total loss of the drilling rig or if drilling operations are suspended for extended periods of time by reason of acts of God or excessive rig downtime for repairs, or other specified conditions. Early termination of a contract may result in a rig being idle for an extended period of time. Our revenues may be adversely affected by customers' early termination of contracts, especially if we are unable to recontract the affected rig within a short period of time. During depressed market conditions, a customer may no longer need a rig that is currently under contract or may be able to obtain a comparable rig at a lower daily rate. As a result, customers may seek to renegotiate the terms of their existing drilling contracts or avoid their obligations under those contracts. The renegotiation of a number of our drilling contracts could adversely affect our financial position, results of operations and cash flows.

OUR SIGNIFICANT DEBT LEVEL MAY HINDER OUR OPERATIONAL FLEXIBILITY AND MAKE IT DIFFICULT TO MEET OUR DEBT SERVICE OBLIGATIONS.

     We have significant indebtedness and will require substantial cash flow to meet our debt service requirements. At June 30, 2004, our long-term debt was $187 million. A high level of indebtedness will affect our future operations in several ways, including the following:

     - We may be more vulnerable to general adverse economic and industry conditions than some of our competitors who have less debt, and therefore, we may be at a competitive disadvantage.

     - Covenants in our debt obligations require us to meet certain financial tests and limit our ability to borrow additional funds, make certain capital expenditures, sell assets, pay dividends, or repurchase any of our outstanding common stock.

     - We may experience difficulties in obtaining additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes.

     Our ability to meet our debt obligations will depend on our future performance, which will be affected by a range of economic, competitive, and business factors. We cannot control many of these factors, such as general economic and financial conditions in the oil and gas industry, the economy at large and competitive initiatives of our competitors. Our future cash flows may be insufficient to meet all of our debt obligations and commitments, and any insufficiency could negatively impact our business. To the extent that we are unable to repay our indebtedness as it becomes due or at maturity with cash on hand or from other sources, we will need to refinance our debt, sell assets or repay the debt with the proceeds of an equity offering. There is no assurance that additional indebtedness or equity financing will be available to us in the future for the refinancing or repayment of existing indebtedness, nor can we give any assurance as to the timing of any asset sales or the proceeds that could be realized by us from any such asset sale.

THE SUBSTANTIAL EQUITY INTEREST OWNED BY CERTAIN SHAREHOLDERS MAY LIMIT THE ABILITY OF OTHER SHAREHOLDERS TO INFLUENCE THE OUTCOME OF DIRECTOR ELECTIONS AND OTHER MATTERS REQUIRING SHAREHOLDER APPROVAL.

     As of June 30, 2004, Helmerich & Payne International Drilling Co., owns of record and beneficially 3,000,000 shares of our common stock, or approximately 21.64% of the issued and outstanding shares of our common stock. Two of our directors, Hans Helmerich and George S. Dotson, are executive officers of Helmerich & Payne, Inc, the parent company of Helmerich & Payne International Drilling Co. The ownership and board representation of Helmerich & Payne, Inc. enables it to exercise substantial influence over the election of directors and other corporate matters requiring shareholder or board of directors' approval. To the extent Helmerich & Payne International Drilling Co. does not sell all or a substantial portion of the 3,000,000 shares of common stock covered by this prospectus, it may continue to exercise substantial influence over the election of directors and other corporate matters requiring shareholder or board of directors' approval.

     Additionally, as of June 30, 2004, T. Rowe Price Associates, Inc. owns approximately 1,378,900 shares of our common stock, or approximately 9.95% of our issued and outstanding shares.

FUTURE SALES OF OUR COMMON STOCK BY HELMERICH & PAYNE INTERNATIONAL DRILLING CO. COULD ADVERSELY AFFECT ITS MARKET PRICE.

     Helmerich & Payne International Drilling Co. has advised us that, consistent with its pursuit of a strategy of focusing on its core drilling business, it intends to evaluate its entire investment portfolio, which includes shares of our common stock, and its cash requirements on a continuous basis and that it may seek to dispose of all or a portion of the shares of our common stock owned by it when and as necessary, from time to time, to fund its corporate needs. Until the sale of all of the shares of common stock owned by Helmerich & Payne International Drilling Co. which are registered on the Form S-3 to which this prospectus relates are sold or are de-registered, we will or may have a large number of shares of common stock outstanding and available for resale beginning at various points in the future. Sales of a substantial number of shares of our common stock in the public market, or the possibility that these sales may occur, could also make it more difficult for us to sell our common stock or other equity securities in the future at a time and at a price that we deem appropriate. Helmerich & Payne International Drilling Co. has agreed not to dispose of any shares of common stock it owns except in a simultaneous public offering with us during the period which began on the date of execution of the registration rights agreement and which ends 180 days after the completion of the simultaneous public offering. Subject to certain other conditions, if there is no simultaneous public offering with us, Helmerich & Payne International Drilling Co. has agreed not to dispose of any shares of common stock it owns during the seven days prior to and for 90 days after the completion of a public offering by us. See "Selling Shareholder."

FAILURE TO OBTAIN AND RETAIN KEY PERSONNEL COULD IMPEDE OUR OPERATIONS.

     We depend to a significant extent upon the efforts and abilities of our executive officers and other key management personnel. There is no assurance that these individuals will continue in such capacity for any particular period of time. The loss of the services of one or more of our executive officers or key management personnel could adversely affect our operations.

SARS COULD HAVE AN ADVERSE EFFECT ON OUR INTERNATIONAL OPERATIONS AND OUR FINANCIAL RESULTS.

     SARS is a highly communicable disease, outbreaks of which occurred earlier in 2003 in Southeast Asia and other parts of the world in which we operate. Scientists are predicting that SARS may reappear during the next flu season. The reappearance of SARS could adversely impact the global economy, the worldwide demand for oil and natural gas and the level of demand for our services. SARS or other public health threats could also bring about quarantines of our personnel, the inability to access our offices or rigs, or restrictions on travel to or through countries in which we operate. These restrictions could curtail our ability to operate our rigs. The SARS outbreak in 2003 was most severe in Southeast Asia where we conduct operations and maintain offices (in Indonesia and Malaysia). Any quarantine of personnel or inability to access our offices or rigs could adversely affect us. Travel restrictions or operational problems in any part of the world in which we operate, or any reduction in the demand for drilling services caused by SARS or other public health threats in the future, may materially impact operations and adversely affect our financial results.

WE HAVE BEEN UNABLE TO OBTAIN A WRITTEN CONSENT FROM ARTHUR ANDERSEN LLP RELATING TO THE INCORPORATION BY REFERENCE OF AUDITED FINANCIAL STATEMENTS INTO THIS REGISTRATION STATEMENT.

     Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under
Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholder. Unless we state otherwise in a prospectus supplement, we will use the net proceeds from the sale of securities sold by us for general corporate purposes, which may include the repayment of debt, acquisitions, capital expenditures and working capital. We may temporarily invest funds we receive from the sale of securities by us that we do not immediately need for these purposes.

                       RATIO OF EARNINGS TO FIXED CHARGES

     Our ratio of earnings to fixed charges for the periods indicated below was as follows:

   YEARS ENDED SEPTEMBER 30,
--------------------------------   6 MONTHS ENDED
1999   2000   2001   2002   2003   MARCH 31, 2004
----   ----   ----   ----   ----   --------------
10.8   10.0   12.5   9.9    0.9(1)      1.5

---------------

(1) Earnings were insufficient to cover fixed charges by $1,387,000 for the fiscal year ended September 30, 2003.

Our ratios of earnings to fixed charges are calculated by dividing earnings by fixed charges for the period indicated, where:

     - "earnings," is defined as consolidated income or loss from continuing operations plus income taxes, minority interest and fixed charges, except capitalized interest; and

     - "fixed charges," is defined as consolidated interest on indebtedness, including capitalized interest, amortization of debt discount and issuance cost, and the estimated portion of rental expense deemed to be equivalent to interest.

Because we have no preferred stock issued and outstanding, dividends relating to preferred stock are not included in the calculation of fixed charges.

                          DESCRIPTION OF COMMON STOCK

GENERAL

     Our restated articles of incorporation, as amended from time to time, authorize us to issue up to 20,000,000 shares of common stock, par value $1.00 per share, and up to 1,000,000 shares of preferred stock, without par value. As of June 30, 2004, an aggregate of 13,864,201 shares of common stock and no shares of preferred stock were outstanding. Our common stock is listed on the New York Stock Exchange under the symbol "ATW." We have summarized certain provisions of our articles of incorporation and bylaws below, but you should read our articles of incorporation and bylaws for a more complete description of the rights of holders of our common stock.

VOTING RIGHTS

     Holders of common stock are entitled to one vote for each share on all matters submitted to a vote of our shareholders. Upon prior written notice, a holder of common stock may cumulate his vote in the election of directors.

ELECTION OF DIRECTORS

     The candidates for directors receiving the highest number of votes, up to the number of directors to be elected, are elected. At each annual meeting, our shareholders elect directors for one year terms.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON BOARD OF DIRECTORS; SIZE OF THE BOARD

     Our directors may be removed, with or without cause at any meeting of shareholders at which a quorum is present, by vote of the holders of two-thirds of the shares then entitled to vote at such meeting and that are present in person or by proxy. Vacancies in a directorship may be filled by the vote of a majority of the remaining directors then in office, even though less than a quorum. Any directors elected to fill a vacancy on the board serves for the remainder of the unexpired term of his predecessor and until his successor is elected and qualified. In the case of an increase in the number of directors, the additional director or directors will be elected at an annual meeting or at a special meeting of the shareholders. Currently, the size of the board of directors is seven, but one directorship is vacant.

SPECIAL MEETINGS OF THE SHAREHOLDERS

     Our amended and restated bylaws provide that a special meeting of shareholders may be called by the chairman of the board, if any, our president, the board of directors, or the holders of at least one-tenth of all shares entitled to vote at the meeting.

DIVIDENDS

     Subject to any preferences that may be applicable to any then-outstanding shares of preferred stock, holders of common stock are entitled to receive dividends at such times and amounts as may be declared by our board of directors. We do not intend to pay any cash dividends on our common stock in the foreseeable future. Certain of our financing arrangements restrict the payment of cash dividends.

LIQUIDATION OR DISSOLUTION

     In the event we liquidate, dissolve, or wind up our affairs, prior to any distributions to the holders of our common stock, our creditors and the holders of our preferred stock, if any, will receive any payments to which they are entitled. Subsequent to those payments, the holders of our common stock will share ratably, according to the number of shares held, in our remaining assets, if any.

OTHER PROVISIONS

     Each share of our common stock is associated with one right pursuant to a rights agreement adopted by our board of directors. See "-- Description of Rights Agreement." Except for those rights, our common stock has no subscription, conversion or preemptive rights.

DESCRIPTION OF RIGHTS AGREEMENT

  GENERAL

     Our rights agreement is an anti-takeover device, or "poison-pill", which is designed to fend off a change in control that our board of directors does not believe to be in our best interests. Our board of directors declared a dividend of one right per share of common stock outstanding on November 5, 2002. Each share of common stock issued in the future while the rights agreement remains in effect will also be associated with a right. Currently, the rights are not exercisable and trade only with our common stock. The rights expire November 5, 2012 unless extended by our board. Prior to the distribution date (discussed below), we may redeem the rights for $0.01 per right and the board of directors may supplement or amend the terms of the rights agreement. After the distribution date, we will no longer be able to redeem the rights and will be limited in our ability to supplement or amend the terms of the rights agreement without approval of the holders of the rights.

  DISTRIBUTION DATE

     The distribution date will occur 10 days following (i) a public announcement that any person or group has acquired 15% or more of our outstanding common stock or (ii) commencement of a tender or exchange offer which would result in any person or group having ownership of 15% or more of our outstanding common stock; provided that a shareholder who held 15% or more of our outstanding common stock on November 5, 2002 will not trigger this provision until it acquires an additional 5% of our outstanding common stock.

     Upon the distribution date, rights certificates will be printed and mailed to all holders of our common stock. The rights will then be transferable and trade separately from our common stock. Each right entitles the holder to purchase one one-thousandth of a share of our Series A Junior Participating Preferred Stock for $150.

  PREFERRED SHARE TERMS

     Each one one-thousandth of a share of our Series A Junior Participating Preferred Stock is designed to have the attributes and equivalent value of one share of our common stock. Each share of our Series A Junior Participating Preferred Stock is entitled to a preferential quarterly dividend payment of $0.01 plus a dividend of 1,000 times the dividend declared per share of our common stock. Upon liquidation, each share of our Series A Junior Participating Preferred Stock is entitled to a preferential liquidation payment of the greater of $1 or a payment of 1,000 times the payment made per share of our common stock. Each share of our Series A Junior Participating Preferred Stock has 1,000 votes, voting together with our shares of common stock. Upon a merger or consolidation, each share of our Series A Junior Participating Preferred Stock is entitled to receive 1,000 times the amount received per share of our common stock.

  FLIP-IN & FLIP-OVER EVENTS

     A flip-in event occurs if any person or group acquires 15% or more of our outstanding common stock; provided that a shareholder who held 15% or more of our outstanding common stock on November 5, 2002 will not trigger this provision until it acquires an additional 5% of our outstanding common stock. Upon a flip-in event, each right would entitle the holder to acquire shares of our common stock having a market value of two times the exercise price of the right (i.e. a 50% discount). For example, at an exercise price of $150, each right would entitle the holder to purchase $300 worth of our common stock for $150. Alternatively, we may exchange each right for one share of our common stock or one one-thousandth of a share of our Series A Junior Participating Preferred Stock.

     A flip-over event occurs if we are acquired in a merger or business combination or if 50% or more of our assets or earning power are sold. Upon a flip-over event, each right would entitle the holder to acquire shares of the acquiring company having a market value of two times the exercise price of the right (i.e. a 50% discount). For example, at an exercise price of $150, each right would entitle the holder to purchase $300 worth of the common stock of the acquiring company for $150.

  OTHER PROVISIONS

     If there are insufficient authorized, unissued (or issued but not outstanding) shares to permit the exercise of the rights, we may seek shareholder approval to authorize additional shares or substitute cash, other equity securities, or assets (i) for the shares issuable upon exercise of the rights or (ii) for the difference between the value of the shares issuable upon exercise of the rights and the exercise price (i.e. the spread) without requiring payment of the exercise price. The number of rights outstanding, exercise price and number of shares issuable upon exercise of the rights are subject to adjustment to prevent dilution upon certain events (e.g. stock dividends or stock splits).

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for our common stock is Continental Stock Transfer & Trust Company.

LIMITATION OF DIRECTORS LIABILITY

     Our articles of incorporation contain provisions eliminating the personal liability of our directors to us and our shareholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent currently permitted by Texas law. Under Texas law and our articles of incorporation, our directors will not be liable for a breach of his or her duty except for liability for:

     - a breach of his or duty of loyalty to us or our shareholders;

     - acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

     - any transaction from which he or she receives an improper personal benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; and

     - other acts or omissions for which the liability of a director is expressly provided for by statute, such as the payment of unlawful dividends.

     These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers. In addition, these provisions limit liability only for breaches of fiduciary duties under Texas corporate law and not for violations of other laws such as the federal securities laws.

     As a result of these provisions in our articles of incorporation, our shareholders may be unable to recover monetary damages against directors for actions taken by them that constitute negligence or gross negligence or that are in violation of their fiduciary duties. However, our shareholders may obtain injunctive or other equitable relief for these actions. These provisions also reduce the likelihood of derivative litigation against directors that might benefit us.

                         DESCRIPTION OF PREFERRED STOCK

     Our articles of incorporation authorizes us to issue, without shareholder approval, up to 1,000,000 shares of preferred stock, without par value. As of the date of this prospectus, we have not issued any preferred stock. However, our board of directors has designated a class of preferred stock, Series A Junior Participating Preferred Stock, in connection with a rights agreement. We have summarized certain provisions of our articles of incorporation and bylaws below, but you should read our articles of incorporation and bylaws for a more complete description of the rights of holders of our preferred stock.

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     Each one one-thousandth of a share of our Series A Junior Participating Preferred Stock is designed to have the attributes and equivalent value of one share of our common stock. Each share of our Series A Junior Participating Preferred Stock is entitled to a preferential quarterly dividend payment of $0.01 plus a dividend of 1,000 times the dividend declared per share of our common stock. Upon liquidation, each share of our Series A Junior Participating Preferred Stock is entitled to a preferential liquidation payment of the greater of $1 or a payment of 1,000 times the payment made per share of our common stock. Each share of our Series A Junior Participating Preferred Stock has 1,000 votes, voting together with our shares of common stock. Upon a merger or consolidation, each share of our Series A Junior Participating Preferred Stock is entitled to receive 1,000 times the amount received per share of our common stock. For more information, see "Description of Common Stock -- Description of Rights Agreement."

PREFERRED STOCK GENERALLY

     Additionally, our board of directors may from time to time authorize us to issue one or more other series of preferred stock and may fix the designations, terms, and relative rights and preferences, including the dividend rate, voting rights, conversion rights and privileges, redemption and sinking fund provisions and liquidation preferences of each of these series.

     Thus, our board of directors could authorize us to issue preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of our common stock, the Series A Junior Participating Preferred Stock or other series of preferred stock. Also, the issuance of Series A Junior Participating Preferred Stock or other preferred stock could have the effect of delaying, deferring or preventing a change in control of our company.

     Our articles of incorporation provide that dividends on preferred stock are cumulative and that no dividends will be paid on our common stock unless full dividends on the preferred stock have been declared and paid. Upon liquidation, our preferred stock will have a preference over the common stock and any payments to the holders of the preferred stock will be made prior to those made to the holders of the common stock. Our preferred stock is redeemable at our option.

     The particular terms of any series of preferred stock other than Series A Junior Participating Preferred Stock that we may offer with this prospectus will be described in the prospectus supplement relating to that series of preferred stock. Those terms may include:

     - the designation of the series, which may be by distinguishing number, letter and title;

     - the number of shares of the series;

     - the price at which the preferred stock will be issued;

     - the dividend rate, if any;

     - the dates at which dividends, if any, shall be payable;

     - the redemption rights and price or prices, if any;

     - the terms and amount of any sinking fund; the liquidation preference per share;

     - whether the shares of the series shall be convertible, and if so, the specification of the securities into which such preferred stock is convertible;

     - the conversion price or prices or rate or rates, and any adjustments thereof, the dates as of which such shares shall be convertible, and all other terms and conditions upon which such conversion may be made;

     - restrictions on the issuance of shares of the same series or of any other class or series; and

     - the voting rights, if any.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     We may issue debt securities from time to time in one or more series. The following description, together with any applicable prospectus supplement, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus and any related indenture.

     We have summarized below some of the provisions that will apply to the debt securities unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The indenture and any supplemental indenture will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the indenture and any supplemental indenture. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

     We will describe the specific terms of the series of debt securities being offered in the related prospectus supplement. These terms will include some or all of the following:

     - the designation or title of the debt securities;

     - any limit on the aggregate principal amount of the debt securities;

     - the percentage of the principal amount at which debt securities will be issued;

     - any terms relating to the subordination of the debt securities;

     - whether any of the debt securities are to be issuable as a global security and whether global securities are to be issued in temporary global form or permanent global form;

     - the person to whom any interest on the debt security will be payable if other than the person in whose name the debt security is registered on the record date;

     - the date or dates on which the debt securities will mature;

     - the rate or rates of interest, if any, that the debt securities will bear, or the method of calculation of the interest rate or rates;

     - the date or dates from which any interest on the debt securities will accrue, the dates on which any interest will be payable and the record date for any interest payable on any interest payment date;

     - the place or places where payments on the debt securities will be payable;

     - whether we will have the right or obligation to redeem or repurchase any of the debt securities, and the terms applicable to any optional or mandatory redemption or repurchase;

     - the denominations in which the debt securities will be issuable;

     - any index or formula used to determine the amount of payments on the debt securities;

     - the portion of the principal amount of the debt securities that will be payable if there is an acceleration of the maturity of the debt securities, if that amount is other than the principal amount;

     - the terms of any guarantee of the payment of amounts due on the debt securities;

     - any restrictive covenants for the benefit of the holders of the debt securities;

     - the events of default with respect to the debt securities; and

     - any other terms of the debt securities.

PRIORITY OF THE DEBT SECURITIES

     Unless otherwise described in the accompanying prospectus, the debt securities will be our general unsecured obligations and will rank pari passu (i.e., equally and ratably) with all of our other senior unsecured and unsubordinated indebtedness. The debt securities will be effectively subordinated to all of our secured indebtedness to the extent of the value of the assets securing that indebtedness. In the event of insolvency, our creditors who are holders of secured indebtedness, as well as some of our general creditors, may recover more, ratably, than the holders of the debt securities.

     With respect to any offering of debt securities, we will describe in the accompanying prospectus supplement or the information incorporated by reference the approximate amount of our outstanding indebtedness as of the end of our most recent fiscal quarter.

GUARANTEES

     One or more of our subsidiaries, as guarantors, may guarantee our obligations under the debt securities. Any such guarantee will fully and unconditionally guarantee our obligations under the debt securities on a joint and several basis subject to the limitation described in the next paragraph. If we default in payment of the principal of, or premium, if any, or interest on, the debt securities, the guarantors, jointly and severally, will be unconditionally obligated to duly and punctually make such payments. The prospectus supplement for a particular issue of debt securities will describe any subsidiary guarantors and any material terms of the guarantees for such securities.

     Each guarantor's obligations will be limited to the lesser of the following amounts:

     - the aggregate amount of our obligations under the debt securities and the indenture;

     - and the amount, if any, which would not have rendered such guarantor "insolvent" under Federal or appropriate state law as will be designated in the indenture, or have left it with unreasonably small capital, at the time it entered into the guarantee.

     Each guarantor that makes a payment or distribution under its guarantee shall be entitled to contribution from each other guarantor in a pro rata amount based on the net assets of each guarantor.

FORM AND DENOMINATIONS

     The debt securities will be issued in fully registered form and in denominations of $1,000 and integral multiples thereof, unless otherwise specified in a prospectus supplement.

TRANSFER AND EXCHANGE

     You may have your debt securities broken into more debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an "exchange."

     You may exchange or transfer debt securities at any office we maintain for this purpose in accordance with the terms of the indenture. The trustee acts as our agent for registering debt securities in the names of holders and transferring debt securities. We may change this appointment to another entity or perform these tasks ourselves. The entity performing the role of maintaining the list of registered holders is called the "security registrar."

     You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the security registrar is satisfied with your proof of ownership.

     If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

     If we redeem less than all of the debt securities, we may block the transfer or exchange of debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed. Additionally, we may refuse to register transfers or exchanges between a record date and the next succeeding interest payment date.

REDEMPTION

     Unless otherwise provided in the applicable prospectus supplement, we may redeem the debt securities at our option on the terms set forth in the indenture. Upon the occurrence of either a change of control (as defined in the indenture) or certain asset sales, we may be required to offer to purchase outstanding debt securities, in whole or in part, if we have sale proceeds exceeding some reasonable amount which will be provided for in the indenture and consistent with the industry and the sale proceeds are not timely applied toward repayment of debt or investment in other assets useful to our business.

PAYMENT AND PAYING AGENTS

     Unless otherwise provided in a prospectus supplement, we will pay interest to you on June 1st and December 1st if you are a direct holder listed in the trustee's records at the close of business on May 15th and November 15th, respectively, even if you no longer own the security on the interest due date. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the record date. The most common manner is to adjust the sale price of the debt securities to allocate interest fairly between buyer and seller. This allocated interest amount is called "accrued interest."

     We will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. We may also choose to pay interest by mailing checks.

INTEREST RATES AND DISCOUNTS

     The debt securities will earn interest at a fixed or floating rate or rates for the period or periods of time specified in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, the debt securities will bear interest on the basis of a 360-day year consisting of twelve 30-day months.

     We may sell debt securities at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. Federal income tax consequences and special considerations that apply to any series will be described in the applicable prospectus supplement.

GLOBAL SECURITIES

     We may issue the debt securities in whole or in part in the form of one or more global securities. A global security is a security, typically held by a depositary such as The Depository Trust Company, which represents the beneficial interests of a number of purchasers of such security. We may issue the global securities in either temporary or permanent form. We will deposit global securities with the depositary identified in the prospectus supplement. A global security may be transferred as a whole only as follows:

     - by the depositary to a nominee of the depositary;

     - by a nominee of the depositary to the depositary or another nominee of the depositary; or

     - by the depositary or any nominee to a successor depositary or any nominee of the successor.

     We will describe the specific terms of the depositary arrangement with respect to a series of debt securities in a prospectus supplement. We expect that the following provisions will generally apply to depositary arrangements.

     After we issue a global security, the depositary will credit on its book-entry registration and transfer system the respective principal amounts of the debt securities represented by such global security to the accounts of persons that have accounts with such depositary (herein, participants). The underwriters or agents participating in the distribution of the debt securities will designate the accounts to be credited. If we offer and sell the debt securities directly or through agents, either we or our agents will designate the accounts. Ownership of beneficial interests in a global security will be limited to participants or persons that hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the depositary and its participants.

     We and the trustee will treat the depositary or its nominee as the sole owner or holder of the debt securities represented by a global security. Principal, any premium and any interest payments on debt securities represented by a global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee as the registered owner of such global security.

     Unless otherwise indicated in the applicable prospectus supplement, owners of beneficial interests in a global security will be entitled to have the debt securities represented by such global security registered in their names and will be entitled to receive physical delivery of such debt securities in definitive form upon the terms set forth in the indenture. The laws of some states require that certain purchasers of securities take physical delivery of the securities. Such laws may impair the ability to transfer beneficial interests in a global security.

     We expect that the depositary or its nominee, upon receipt of any payments, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the depositary's or its nominee's records. We also expect that payments by participants to owners of beneficial interests in the global security will be governed by standing instructions and customary practices, as is the case with the securities held for the accounts of customers registered in "street names" and will be the responsibility of such participants.

     If the depositary is at any time unwilling or unable to continue as depositary and we do not appoint a successor depositary within ninety days, we will issue individual debt securities in exchange for such global security. In addition, we may at any time in our sole discretion determine not to have any of the debt securities of a series represented by global securities and, in such event, will issue debt securities of such series in exchange for such global security.

     Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such global security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests. No such person will be liable for any delay by the depositary or any of its participants in identifying the owners of beneficial interests in a global security, and we, the trustee and any paying agent may conclusively rely on instructions from the depositary or its nominee for all purposes.

COVENANTS

     With respect to each series of debt securities, we will be required to:

     - pay the principal of, and interest and any premium on, the debt securities when due;

     - maintain a place of payment;

     - deliver certain periodic reports to the holders of the debt securities at the times set forth in the indenture;

     - provide to the trustee within 90 days after the end of each fiscal year a certificate regarding our compliance with the obligations and covenants in the indenture; and

     - pay any material taxes.

     The indenture for the debt securities will contain covenants limiting our ability, or the ability of our subsidiaries, to:

     - incur additional debt (including guarantees);

     - make certain payments;

     - engage in other business activities;

     - issue other securities;

     - dispose of assets;

     - enter into certain transactions with our subsidiaries and other affiliates;

     - incur liens; and

     - enter into certain mergers and consolidations involving us and our subsidiaries.

     Any additional covenants will be described in the applicable prospectus supplement.

     Unless we state otherwise in the applicable prospectus supplement, we will agree not to consolidate with or merge into any individual, corporation, partnership or other entity (each, a person) or sell, lease, convey, transfer or otherwise dispose of all or substantially all of our assets to any person, or permit any person to consolidate or merge into us or sell, lease, convey, transfer or otherwise dispose of all or substantially all of its assets to us unless:

     - the person formed by or surviving the consolidation or merger (if not us), or to which the sale, lease, conveyance, transfer or other disposition is to be made is a corporation, limited liability company or partnership organized and existing under the laws of the U.S. or any state or the District of Columbia, and the person assumes by supplemental indenture in a form satisfactory to the trustee all of our obligations under any indenture;

     - immediately before and after giving effect to the transaction and treating any debt that becomes an obligation of ours or of any of our subsidiaries as having been incurred by us or our subsidiary at the time of the transaction, no default or event of default shall have occurred and be continuing; and

     - the person formed by or surviving such transaction (if not us) will be able to incur additional indebtedness under the indenture after giving effect to the transaction.

EVENTS OF DEFAULT

     Unless we state otherwise in the applicable prospectus supplement, an "event of default" with respect to the debt securities under the indenture means:

     - our default for 30 days in payment of any interest on the debt securities;

     - our default in payment of any principal or premium on the debt securities of the series upon maturity or otherwise;

     - our default in the observance of certain covenants as set forth in the indenture;

     - our default, for 30 days after delivery of written notice, in the observance or performance of other covenants;

     - our default in the payment of our other indebtedness;

     - bankruptcy, insolvency or reorganization events relating to us or our subsidiaries;

     - the entry of a judgment in excess of the amount specified in the indenture or any supplemental indenture against us or such significant subsidiary which is not covered by insurance and not discharged, waived or stayed; or

     - any other event of default included in the indenture or any supplemental indenture and described in the prospectus supplement.

     The consequences of an event of default, and the remedies available under the indenture or any supplemental indenture, will vary depending upon the type of event of default that has occurred.

     Unless we state otherwise in the applicable prospectus supplement, if an event of default with respect to any debt securities has occurred and is continuing, then either the trustee or the holders of at least 25% of the principal amount specified in the indenture or any supplemental indenture of the outstanding debt securities may declare the principal of all the affected debt securities and interest accrued to be due and payable immediately.

     Unless we state otherwise in the applicable prospectus supplement, if an event of default with respect to any debt securities has occurred and is continuing and is due to a bankruptcy, insolvency or reorganization event relating to us, then the principal (or such portion of the principal as is specified in the terms of the debt securities) of and interest accrued on all debt securities then outstanding will become due and payable automatically, without further action by the trustee or the holders.

     Under conditions specified in the indenture and any supplemental indenture, the holders of a majority of the principal amount of the debt securities may annul or waive certain declarations and defaults described above. These holders may not, however, waive a continuing default in payment of principal of (or premium, if any) or interest on the debt securities.

     The indenture will provide that subject to the duty of the trustee during a default to act with the required standard of care, the trustee will have no obligation to exercise any right or power granted to it under the indenture at the request of holders of debt securities unless the holders have indemnified the trustee. Subject to the provisions in the indenture and any supplemental indenture for the indemnification of the trustee and other limitations specified therein, the holders of a majority in principal amount of the outstanding debt securities may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee with respect to the debt securities.

     If you hold debt securities, you will not be permitted under the terms of the indenture or any supplemental indenture to institute any action against us in connection with any default (except actions for payment of overdue principal, premium, or interest or other amounts) unless:

     - you have given the trustee written notice of the default and its continuance;

     - holders of not less than 25% in principal amount of the debt securities issued under the indenture have made a written request upon the trustee to institute the action and have offered the trustee reasonable indemnity;

     - the trustee has not instituted the action within 60 days of the request; and

     - during such 60-day period, the trustee has not received directions inconsistent with the written request by the holders of a majority in principal amount of the outstanding debt securities issued under the indenture.

DEFEASANCE PROVISIONS APPLICABLE TO THE DEBT SECURITIES

     Unless otherwise specified in a prospectus supplement, under the indenture or any supplemental indenture, we, at our option,

     - will be discharged from our obligations in respect of the debt securities under the indenture (except for certain obligations relating to the trustee and obligations to register the transfer or exchange of debt securities, replace stolen, lost or mutilated debt securities, maintain paying agencies and hold moneys for payment in trust) or

     - need not comply with certain restrictive covenants of the indenture or supplemental indenture,

in each case, if we irrevocably deposit, in trust with the trustee, money or U.S. government obligations which through the payment of interest and principal will provide money sufficient to pay all the principal of, and interest and premium, if any, on, the debt securities on the dates on which such payments are due. We must also specify whether the debt securities are being defeased to maturity or to a particular redemption date.

     To exercise the above option, no default or event of default shall have occurred or be continuing on the date of such deposit, and such defeasance must not result in a breach of or constitute a default under any material agreement to which we are bound. We also must deliver a certificate stating that the deposit was not made with the intent of preferring holders of the debt securities over our other creditors. In addition, we must deliver to the trustee an opinion of counsel that:

     - the deposit and related defeasance would not cause the holders of the debt securities to recognize income, gain or loss for federal income tax purposes and, in the case of a discharge pursuant to the first bullet point above, the opinion will be accompanied by a private letter ruling to that effect from the IRS or a revenue ruling concerning a comparable form of transaction to that effect published by the IRS,

     - after the 91st day following the deposit, the funds will not be subject to the effect of any applicable bankruptcy, insolvency or similar laws, and

     - all conditions precedent relating to the defeasance have been complied with.

MODIFICATION AND WAIVER

     We and the trustee may, without the consent of holders, modify provisions of the indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the indenture under the Trust Indenture Act. Under the indenture, our rights and obligations and the rights of holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities affected by the modification. However, unless indicated otherwise in the applicable prospectus supplement, the provisions of the indenture may not be modified without the consent of each holder of debt securities affected thereby if the modification would:

     - reduce the principal of or change the stated maturity of any such debt securities;

     - waive certain provisions regarding redemption in a manner adverse to the rights of any holder of such debt securities;

     - reduce the rate of or change the time for payment of interest on such debt securities;

     - waive a default in the payment of principal or interest on such debt securities;

     - change the currency in which any of such debt securities are payable;

     - waive a redemption payment with respect to such debt securities (other than as specified in the indenture); or

     - change the provisions of the indenture regarding waiver and amendment.

THE TRUSTEE

     We will include information regarding the trustee in the prospectus supplement relating to any series of debt securities. If any event of default shall occur (and be continuing) under the indenture or any supplemental indenture, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs. The trustee will be under no obligation to exercise any of its powers at the request of any of the holders of the debt securities, unless the holders shall have offered the trustee reasonable indemnity against the costs, expenses and liabilities it might incur. The indenture, any supplemental indenture, and the provisions of the Trust Indenture Act incorporated by reference thereby, will contain limitations on the rights of the trustee, should it become a creditor of ours, to obtain payment of claims or to realize on property received by it in respect of any claims as security or otherwise.

                            DESCRIPTION OF WARRANTS

     We summarize below some of the provisions that will apply to the warrants unless the applicable prospectus supplement provides otherwise. The summary may not contain all information that is important to you. The complete terms of the warrants will be contained in the applicable warrant certificate and warrant agreement. These documents have been or will be included or incorporated by reference as exhibits to the registration statement of which this prospectus is a part. You should read the warrant certificate and the warrant agreement. You should also read the prospectus supplement, which will contain additional information and which may update or change some of the information below.

GENERAL

     We may issue warrants to purchase common stock independently or together with other securities. The warrants may be attached to or separate from the other securities. We may issue warrants in one or more series. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will be our agent and will not assume any obligations to any holder or beneficial owner of the warrants.

     The prospectus supplement and the warrant agreement relating to any series of warrants will include specific terms of the warrants. These terms include the following:

     - the title and aggregate number of warrants;

     - the price or prices at which the warrants will be issued;

     - the amount of common stock for which the warrant can be exercised and the price or the manner of determining the price or other consideration to purchase the common stock;

     - the date on which the right to exercise the warrant begins and the date on which the right expires;

     - if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

     - if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each other security;

     - any provision dealing with the date on which the warrants and related securities will be separately transferable;

     - any mandatory or optional redemption provision;

     - the identity of the warrant agent; and

     - any other terms of the warrants.

     The warrants will be represented by certificates. The warrants may be exchanged under the terms outlined in the warrant agreement. We will not charge any service charges for any transfer or exchange of warrant certificates, but we may require payment for tax or other governmental charges in connection with the exchange or transfer. Unless the prospectus supplement states otherwise, until a warrant is exercised, a holder will not be entitled to any payments on or have any rights with respect to the common stock issuable upon exercise of the warrant.

EXERCISE OF WARRANTS

     To exercise the warrants, the holder must provide the warrant agent with the following:

     - payment of the exercise price;

     - any required information described on the warrant certificates;

     - the number of warrants to be exercised;

     - an executed and completed warrant certificate; and

     - any other items required by the warrant agreement.

     If a warrant holder exercises only part of the warrants represented by a single certificate, the warrant agent will issue a new warrant certificate for any warrants not exercised. Unless the prospectus supplement states otherwise, no fractional shares will be issued upon exercise of warrants, but we will pay the cash value of any fractional shares otherwise issuable.

     The exercise price and the number of shares of common stock for which each warrant can be exercised will be adjusted upon the occurrence of events described in the warrant agreement, including the issuance of a common stock dividend or a combination, subdivision or reclassification of common stock. Unless the prospectus supplement states otherwise, no adjustment will be required until cumulative adjustments require an adjustment of at least 1%. From time to time, we may reduce the exercise price as may be provided in the warrant agreement.

     Unless the prospectus supplement states otherwise, if we enter into any consolidation, merger, or sale or conveyance of our property as an entirety, the holder of each outstanding warrant will have the right to acquire the kind and amount of shares of stock, other securities, property or cash receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior to the occurrence of the event.

MODIFICATION OF THE WARRANT AGREEMENT

     The common stock warrant agreement will permit us and the warrant agent, without the consent of the warrant holders, to supplement or amend the agreement in the following circumstances:

     - to cure any ambiguity;

     - to correct or supplement any provision which may be defective or inconsistent with any other provisions; or

     - to add new provisions regarding matters or questions that we and the warrant agent may deem necessary or desirable and which do not adversely affect the interests of the warrant holders.

                              SELLING SHAREHOLDER

     The table below sets forth the beneficial ownership of our securities by
the selling shareholder as of July   , 2004. Beneficial ownership includes
outstanding securities and securities that a person has the right to acquire within 60 days of this prospectus. The selling shareholder has the sole power to direct the voting and investment of the securities it owns.

                                                TOTAL SECURITIES   MAXIMUM NUMBER OF
                                                OWNED BEFORE THE   SECURITIES TO BE
NAME                                                OFFERING            OFFERED
----                                            ----------------   -----------------
Helmerich & Payne International Drilling
  Co. ........................................  3,000,000 shares   3,000,000 shares
                                                of common stock    of common stock

     As of June 30, 2004, Helmerich & Payne International Drilling Co. owns of record and beneficially 3,000,000 shares of our common stock, or approximately 21.64% of the issued and outstanding shares of our common stock. Two of our directors, Hans Helmerich and George S. Dotson, are executive officers of Helmerich & Payne, Inc., the parent company of Helmerich & Payne International Drilling Co. Messrs. Dotson and Helmerich serve on our Executive and Nominating and Corporate Governance Committees. In addition, Mr. Dotson also serves on our Audit and Compensation Committees.

     A prospectus supplement will set forth, with respect to the selling shareholder:

     - the nature of any other position, office or other material relationship that the selling shareholder has had with us or any of our affiliates within the prior three years;

     - the number of shares of common stock to be offered for the selling shareholder's account; and

     - the number and (if one percent or more) the percentage of common stock to be owned by the selling shareholder after the completion of the offering.

     We have entered into a registration rights agreement with the selling shareholder. The registration rights agreement generally provides that we will file a registration statement for 3,000,000 shares of our common stock owned by the selling shareholder. The selling shareholder will pay for filing fees for such shares, fees and expenses, if any, of its counsel or other advisers, and any underwriting discounts, brokerage fees and commissions incurred in connection with the offering of such shares. Other offering expenses will be allocated as set forth in the registration rights agreement.

                              PLAN OF DISTRIBUTION

OFFERING AND SALE OF SECURITIES

     The selling shareholder and we may sell the securities from time to time as follows:

     - through agents;

     - to dealers or underwriters for resale;

     - directly to purchasers; or

     - through a combination of any of these methods of sale.

     In some cases, the selling shareholder and we, or dealers acting with the selling shareholder and us or on our behalves, may also purchase securities and reoffer them to the public by one or more of the methods described above. This prospectus may be used in connection with any offering of our securities through any of these methods or other methods described in the applicable prospectus supplement.

     The securities the selling shareholder and we distribute by any of these methods may be sold to the public, in one or more transactions, either:

     - at a fixed price or prices, which may be changed;

     - at market prices prevailing at the time of sale;

     - at prices related to prevailing market prices; or

     - at negotiated prices.

     The selling shareholder and we may solicit offers to purchase securities directly from the public from time to time. The selling shareholder and we may also designate agents from time to time to solicit offers to purchase securities from the public on our behalves. The prospectus supplement relating to any particular offering of securities will name any agents designated to solicit offers, and will include information about any commissions the selling shareholder or we may pay the agents, in that offering. Agents may be deemed to be "underwriters" as that term is defined in the Securities Act.

     From time to time, the selling shareholder and we may sell securities to one or more dealers acting as principals. The dealers, who may be deemed to be "underwriters" as that term is defined in the Securities Act, may then resell those securities to the public.

     The selling shareholder and we may sell securities from time to time to one or more underwriters, who would purchase the securities as principal for resale to the public, either on a firm-commitment or best-efforts basis. If the selling shareholder and we sell securities to underwriters, the selling shareholder and we may execute an underwriting agreement with them at the time of sale and will name them in the applicable prospectus supplement. In connection with those sales, underwriters may be deemed to have received compensation from us and the selling shareholder in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agents. Underwriters may resell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation the selling shareholder and we may pay to underwriters, and any discounts, concessions or commissions underwriters allow to participating dealers, in connection with an offering of securities.

     We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).

     If we offer securities in a subscription rights offering to our existing security holders, we may enter into a standby underwriting agreement with dealers, acting as standby underwriters. We may pay the standby underwriters a commitment fee for the securities they commit to purchase on a standby basis. If we do not enter into a standby underwriting arrangement, we may retain a dealer-manager to manage a subscription rights offering for us.

     The selling shareholder and we may authorize underwriters, dealers and agents to solicit from third parties offers to purchase securities under contracts providing for payment and delivery on future dates. The applicable prospectus supplement will describe the material terms of these contracts, including any conditions to the purchasers' obligations, and will include any required information about commissions the selling shareholder and we may pay for soliciting these contracts.

     Underwriters, dealers, agents and other persons may be entitled, under agreements that they may enter into with us and the selling shareholder, to indemnification by us or the selling shareholder against certain liabilities, including liabilities under the Securities Act.

     In connection with any underwritten offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Shorts sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of such option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

     The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

MATTERS RELATING TO THE OFFERING AND MARKET-MAKING RESALES

     Except for shares of common stock offered by the selling shareholder, each series of securities will be a new issue, and there will be no established trading market for any security prior to its original issue date. Other than our common stock, we may not list any particular series of securities on a securities exchange or quotation system. Any underwriters to whom we or the selling shareholder sell securities for public offering may also make a market in those securities. However, no underwriter that makes a market is obligated to do so, and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for any of the securities.

     Unless otherwise indicated in the applicable prospectus supplement or confirmation of sale, the purchase price of the securities will be required to be paid in immediately available funds in New York City.

     In this prospectus, the terms "this offering" means the initial offering of the securities made in connection with their original issuance by Atwood Oceanics, Inc. and the secondary offering of shares of common stock by the selling shareholder. This term does not refer to any subsequent resales of securities in market-making transactions.

                                 LEGAL MATTERS

     Strasburger & Price, LLP, Houston, Texas, will pass upon certain legal matters relating to the validity of our common stock, preferred stock, debt securities and warrants.

                                    EXPERTS

     The consolidated financial statements as of September 30, 2003 and 2002 and for each of the two years in the period ended September 30, 2003 incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended September 30, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers, LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements as of September 30, 2001, and for each of the three years in the period ended September 30, 2001 incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report. Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, and we have dispensed with the requirement to file their consent in reliance upon Rule 437a of the Securities Act of 1933. Because Arthur Andersen LLP has not consented to the inclusion of their report in this prospectus, you will not be able to recover against Arthur Andersen LLP under Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen LLP or any omissions to state a material fact required to be stated therein.

                (PHOTO)                         (PHOTO)
             ATWOOD BEACON                     RICHMOND








                (PHOTO)                         (PHOTO)
                SEAHAWK                        VICKSBURG

      No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. This prospectus supplement is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

                             ----------------------

                               TABLE OF CONTENTS

                 Page
                 ----
Prospectus Supplement
Summary........   S-1
Risk Factors...   S-8
Use of
  Proceeds.....  S-10
Price Range of
  Common Stock
  and Dividend
  Policy.......  S-10
Capitalization... S-11
Selected
  Financial
  Data.........  S-12
Management's
  Discussion
  and Analysis
  of Financial
  Condition and
  Results of
  Operations...  S-13
Business.......  S-24
Management.....  S-34
Certain U.S.
  Tax
  Consequences
  to Non-U.S.
  Holders......  S-36
Selling
 Shareholder...  S-39
Underwriting...  S-40
Legal
  Matters......  S-42
Experts........  S-42
Available
 Information...  S-43
Special Note
  Regarding
  Forward-
  Looking
  Statements...  S-44

     Prospectus
Special Note
  Regarding
  Forward-
  Looking
  Statements...     2
About this
  Prospectus...     4
Available
 Information...     4
Documents
  Incorporated
  by
  Reference....     5
The Company....     6
Risk Factors...     7
Use of
  Proceeds.....    14
Ratio of
  Earnings to
  Fixed
  Charges......    14
Description of
  Common
  Stock........    15
Description of
  Preferred
  Stock........    18
Description of
  Debt
  Securities...    19
Description of
  Warrants.....    27
Selling
 Shareholder...    29
Plan of
Distribution...    30
Legal
  Matters......    32
Experts........    32

                                2,000,000 Shares

                             ATWOOD OCEANICS, INC.

                                  Common Stock

                                     (LOGO)
                             ----------------------
                             PROSPECTUS SUPPLEMENT
                             ----------------------
                              GOLDMAN, SACHS & CO.
                           CREDIT SUISSE FIRST BOSTON
                           JEFFERIES & COMPANY, INC.
                                 RAYMOND JAMES
                           STIFEL, NICOLAUS & COMPANY
                                  INCORPORATED